Exhibit 10.14
BUILDING LEASE
BETWEEN
BROWARD COUNTY AND
GULFSTREAM INTERNATIONAL AIRLINES, INC.

BUILDING LEASE
TABLE OF CONTENTS

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SECTION 1.	DEFINITIONS	1
SECTION 2.	LETTING	3
SECTION 3.	TERM	6
SECTION 4.	RENTALS, FEES, AND CHARGES	7
SECTION 5.	USES OF THE PREMISES	10
SECTION 6.	CONSTRUCTION BY LESSEE	11
SECTION 7.	CONSTRUCTION CONTRACTS, BONDS, INDEMNIFICATION, AND INSURANCE REQUIREMENTS FOR CONTRACTORS	14
SECTION 8.	OBLIGATIONS OF THE LESSEE	17
SECTION 9.	INGRESS AND EGRESS	219
SECTION 10.	COMPLIANCE WITH GOVERNMENTAL PROCEDURES	22
SECTION 11.	MAINTENANCE AND REPAIR	20
SECTION 12.	INSURANCE REQUIREMENTS - LESSEE	21
SECTION 13.	DAMAGE TO OR DESTRUCTION OF PREMISES	24
SECTION 14.	INDEMNITY	25
SECTION 15.	SIGNS	25
SECTION 16.	OBSTRUCTION LIGHTS	25
SECTION 17.	RIGHTS OF ENTRY RESERVED	26
SECTION 18.	ASSIGNMENT OR SUBLEASE SUBORDINATION	27
SECTION 19.	DEFAULT; TERMINATION	31
SECTION 20.	REMEDIES TO BE NON-EXCLUSIVE	34
SECTION 21.	SURRENDER,	34
SECTION 22.	ACCEPTANCE OF SURRENDER OF LEASE	31

		PAGE NO
SECTION 23.	REMOVAL OF PROPERTY	31
SECTION 24.	LIMITATION OF PRIVILEGES GRANTED	31
SECTION 25.	NOTICES	31
SECTION 26.	CONSTRUCTION AND APPLICATION OF TERMS	32
SECTION 27.	NON-LIABILITY OF INDIVIDUALS	34
SECTION 28.	UTILITIES	34
SECTION 29.	ABATEMENT	34
SECTION 30.	AIRPORT SECURITY PROGRAM AND REGULATIONS	34
SECTION 31.	CONDEMNATION	40
SECTION 32.	NONDISCRIMINATION	41
SECTION 33.	ENVIRONMENTAL COMPLIANCE; ENVIRONMENTAL CONTAINMENT AND REMOVAL	41
SECTION 34.	SECURITY DEPOSIT	41
SECTION 35.	MISCELLANEOUS	42
SECTION 36.	OTHER PROVISIONS	44
SECTION 37.	ENTIRE AGREEMENT	52
EXHIBIT A	PARCEL A
EXHIBIT A-1	PARCEL B
EXHIBIT B	NONDISCRIMINATION REQUIREMENTS
EXHIBIT C	SCOPE OF ENVIRONMENTAL BASELINE ASSESSMENT
EXHIBIT D	ENVIRONMENTAL DOCUMENTS
EXHIBIT E	PREVAILING WAGE RATES
EXHIBIT F	STATEMENT OF COMPLIANCE - PREVAILING WAGE RATE

AGREEMENT OF LEASE
Parties
     THIS AGREEMENT OF LEASE, made by and between BROWARD COUNTY, a political subdivision of the State of Florida, acting by and through its Board of County Commissioners (“County”), and Gulfstream international Airlines, Inc., a Florida corporation, having offices at Dania Beach, Florida (“Lessee”).
RECITALS
     WHEREAS, County owns and has jurisdiction over the development, operation and maintenance of the Fort Lauderdale-Hollywood International Airport located in Broward County, Florida.
     NOW, THEREFORE, in consideration of the Premises and the mutual covenants contained herein, the parties agree as follows:
TERMS
SECTION 1. DEFINITIONS
The following terms set forth below, when used in this Agreement, shall be defined as follows:
(a)	Affiliate an “affiliate” of a specified person means a person who (i) is directly or indirectly controlled by, or under common control with, the specified person; or (ii) owns directly or indirectly thirty-five percent (35%) or more of equity securities of the specified person; or (iii) is a general partner, officer, director, non-financial institution trustee or fiduciary of the specified person or of any person described in (i) or (ii), preceding; or (iv) is a son, daughter, spouse, parent, sibling or in-law of the specified person.

(b)	Airport shall mean the Airport located in the County of Broward, State of Florida, and known as Fort Lauderdale-Hollywood International Airport.

(c)	Agreement shall mean this Agreement of Lease, including any supplements, modifications or amendments thereof.

(d)	Approved Plans shall mean plans and specifications for improvements to the Premises that have received the prior written approval of the Aviation Department pursuant to Section 6, hereof.

(e)	Aviation Department shall mean the Director of Aviation of the Broward County Aviation Department and the duly authorized representatives of such person.

(f)	CO Date and the date(s) that any improvements are deemed to be completely constructed, shall mean the date(s) upon which a shell certificate of occupancy shall be issued by the appropriate governmental authority with respect to buildings to be constructed upon the Premises, or with respect to other improvements, the date upon which the improvements may first be put into service for the intended use (regardless of whether such is the actual first date of usage).
(g)	Commencement Date shall mean the later of: (i) the date this Agreement is fully executed by all parties hereto, or (ii) June 1, 2004.

(h)	FAA shall mean the Federal Aviation Administration, or any successor agency.

(i)	Improvements shall mean any and all buildings, hangars, pavements, fixtures, permanently affixed equipment, facilities (both above ground and below ground), and all other structures now or hereafter constructed on the Premises, and all additions, alterations, modification, renovations, and replacements thereto.

(j)	Lease shall mean this Agreement of Lease, including any supplements, modifications or amendments thereof.

(k)	Lease Year shall mean the period beginning on the earlier to occur of (i) the first day of the month following the Commencement Date or (ii) the Commencement Date, if it occurs on the first day of a month; and ending on the last day of the twelfth month thereafter; and each twelve-month period thereafter, until the termination of this Agreement.

(l)	Lessee shall mean, Gulfstream International Airlines, Inc., its successors or assigns, as permitted herein.

(m)	Master Plan shall mean the Fort Lauderdale-Hollywood International Airport Master Plan or Update thereto, that is in effect on the Commencement Date, and all amendments and replacements thereof.

(n)	Parcel and Parcels shall mean “Parcel A” and “Parcel B” more particularly described on Exhibits A and A-1, attached hereto and made a part hereof subject to easements and rights-of-way of record, so long as same are covered by this Lease.

(o)	Part 150 Study shall mean the Fort Lauderdale-Hollywood International Airport FAR Part 150 Program or Update thereto, that is in effect on the Commencement Date, and all amendments and replacements thereof.

(p)	Person shall mean any individual, firm, trust, estate, partnership, joint venture, company, corporation, association, or any other legal entity or business enterprise. The reference in this Agreement to any one of the foregoing types of persons shall be deemed a reference to all other types of persons.

(q)	Premises shall mean the Parcels, subject to easements and rights-of-way of record, together with all buildings, hangars, structures, pavements, facilities and other improvements now or hereafter constructed thereon, the equipment permanently affixed therein, such as electrical, plumbing, sprinkler, fire protection and fire alarm, heating, steam, sewage, drainage, refrigerating, communications, gas and other systems and their pipes, wires, mains, lines, tubes, conduits, equipment and fixtures and all paving, drains, culverts, ditches and catch basins.
(r)	Public Landing Area shall mean the area of land at the Airport, including runways, taxiways and the areas between and adjacent to runways and taxiways, designated and made available from time to time by the County for the landing and taking off of aircraft.

(s)	Runways (including approaches thereto) shall mean the portion of the Airport used for the purpose of landing and taking off of aircraft.

(t)	Taxiways shall mean the portion of the Airport used for the purpose of ground movement of aircraft to, from and between the runways, the public ramps and apron area, the aircraft parking and storage space and other portions of the Airport (not including, however, any taxiways the exclusive use of which is granted to the Lessee or any other person by lease, permit or otherwise).

(u)	Termination Date shall mean as set forth in Section 3 of this Agreement.

(v)	Term of this Lease or words of similar import shall mean the term set forth in Section 3 hereof, including the initial term and any renewal term(s), as applicable.

(w)	“Transportation Security Administration” or “TSA” shall mean the Federal Transportation Security Administration or any successor agency.
SECTION 2. LETTING
(a)	The County hereby lets to Lessee and Lessee hereby hires and takes from the County, the “Premises” as herein above defined in Section 1. The Premises shall be used solely for the purposes as described in Section 5 hereof and for no other purposes.

(b)	The Lessee agrees to operate the Premises for the use and benefit of the public; to make available all Airport facilities and services to the public, without unjust discrimination; and to refrain from imposing or levying excessive, discriminatory or otherwise unreasonable charges or fees for any airport service.

(c)	The County reserves the right to further develop and improve the Airport, including but not limited to all landing areas and taxiways of the Airport, as it sees fit, regardless of the desires or views of the Lessee, and without interference or hindrance, subject to Section 9, hereof.

(d)	Except to the extent required for the performance of any of the obligations of the Lessee hereunder, nothing contained in this Agreement shall grant to the Lessee any rights whatsoever in the air space above the Premises. In that regard, the County reserves the right to take any action whatsoever that it considers necessary to protect the aerial approaches of the Airport against obstruction, including, but not limited to demolition or removal of structures upon the Premises, together with the right to prevent the Lessee from erecting or permitting to be erected any building or other structure at the Airport which, in the opinion of the County, would limit the usefulness of or interfere with the operations at the Airport, or constitute a hazard to aircraft.
(e)	This Agreement, and all provisions hereof, is subject and subordinate to the terms and conditions of the instruments and documents under which the County acquired the Airport from the United States of America and shall be given only such effect as will not conflict or be inconsistent with the terms and conditions contained in such instruments and documents and any existing or subsequent amendments thereto. This Agreement and all provisions hereof, is subject and subordinate to any ordinances, rules or regulations which have been, or may hereafter be adopted by the County pertaining to the Airport. This Agreement, and all provisions hereof, is subject and subordinate to the provisions of any agreement heretofore or hereafter made between the County and the United States Government relative to the operation or maintenance of the Airport, or the execution of which has been required as a condition precedent to the transfer of federal rights or property to the County for Airport purposes, or the execution of which has been required as a condition precedent to the expenditure of federal funds for the improvements or development of the Airport, including without limitation the expenditure of federal funds for the development of the Airport under the provisions of the Federal Aviation Act of 1958, as codified in the United States Code, Title 49, as it has been amended from time to time. In addition, this Agreement is subordinate and subject to the provisions of all resolutions heretofore and hereafter adopted by the County in connection with any revenue bonds issued by the County with respect to the operations of the Airport, or any improvements to the Airport or any of its facilities, and to the provisions of all documents executed in connection with any such bonds, including without limitation, any pledge, transfer, hypothecation or assignment made at any time by County to secure any such bonds.

(f)	The County reserves unto itself, for the use and benefit of the public, a right of flight for the passage of aircraft in the airspace above the Premises together with the right to cause in said airspace such noise and other intrusions as may be inherent in the operations of aircraft, now known or hereafter used, for navigation of or flight in the said airspace, and for aircraft landing on, taking off from, or operating at the Airport.

(g)	Lessee, its successors and assigns, agrees to restrict the height of structures, objects of natural growth and other obstructions on the Premises to a height in order to comply with all provisions of this Lease and all applicable Federal Aviation Regulations, including but not limited to 14 CFR Part 77.

(h)	Lessee expressly agrees, for itself, its successors and assigns, to prevent any use of the Premises which would interfere with or adversely affect the operation or maintenance of the Airport, or otherwise constitute a hazard to aircraft or others.

(i)	County reserves the right to maintain such utility easements on the Premises as may now or in the future be determined to be necessary to serve the needs of the Airport, and the Lessee agrees to take the Premises subject to said easement requirements. Such easements will be used for, but not limited to, the installation of water distribution, sewage collection, underground electrical, telephone and telecommunications conduits, above ground street lighting and power poles. However, it is understood and agreed that the County will restore any improvements which Lessee has made, if such improvements are materially damaged by any installation made by the County. Furthermore, the County shall take reasonable steps to insure that any such installation be the least disruptive to Lessee’s operations.
(j)	CONDITION AND USE OF THE PREMISES AND LEASEHOLD IMPROVEMENTS: The County makes no representations or warranties whatsoever as to: (i) the condition of the Premises, or (ii) whether the Premises, or any part thereof, is in compliance with applicable federal, state, and local laws, ordinances, rules, or regulations, including without limitation, County ordinances, rules and regulations; or (iii) the permitted or available uses of the Premises under any applicable federal, state, or local laws, ordinances, rules, or regulations, including without limitation those of the County. The County makes no representations or warranties whatsoever as to the legality, permissibility or availability of any use of the Premises that may be contemplated by the Lessee. County makes no representations or warranties concerning habitability or fitness for any particular purpose. Lessee specifically obligates itself to conduct its own due diligent investigation as to the Premises and the suitability thereof for Lessee’s purposes. The Premises and all components thereof are hereby demised in “AS IS CONDITION” and “WITH ALL FAULTS.” The Lessee represents, acknowledges and agrees that it has had sufficient opportunity to inspect the Premises, and all components thereof, and hereby accepts the Premises, and all components thereof, in “AS IS CONDITION” and “WITH ALL FAULTS.” The Lessee hereby ASSUMES ALL RISK of non-compliance of the Premises, or any part thereof, with any federal, state, or local laws, ordinances, rules, or regulations, including without limitation, any County ordinances, rules or regulations. Upon receipt of notice of any non-compliance with any such laws, ordinances, rules, or regulations, the Lessee hereby agrees to make any and all repairs, alterations, and additions to the Premises and to take all corrective measures as may be necessary to bring the Premises into compliance with all laws, ordinances, rules and regulations. The Lessee shall not be entitled to any adjustment of any rentals hereunder on account of the condition of the Premises or any failure of any of the component parts to be in working order or because of any necessity of Lessee to repair or take corrective actions with respect to any part thereof or because of the inability of obtaining or any delay in obtaining any required development approvals from any governmental body having jurisdiction, including but not limited to County agencies. Furthermore, the Lessee hereby releases the County of any and all claims and liabilities whatsoever on account of the condition of the Premises or any failure of any of the component parts to be in working order or because of any necessity of Lessee to repair or take corrective actions with respect to any part thereof, or the necessity for obtaining any development approvals from any governmental body, including without limitation County agencies. In the event of any conflict between these provisions and any other provisions of this Agreement, the provisions of this subparagraph (j) shall control. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that: (1) this subparagraph (j) is not intended to address or apply to the release of any “Materials” (as hereinafter defined in Section 33) at the Premises, and (2) with respect to any such Materials, the provisions of Section 33 shall apply.

SECTION 3. TERM
(a)	The term of this Agreement shall commence on the Commencement Date and shall terminate on the last day of the Third Lease Year of this Agreement (“Termination Date”), unless sooner terminated as provided herein.

The agreement may be extended by written notice to Lessee from the Director of Aviation for periods of one year each; provided, however, that in no event shall the term of this Lease extend beyond the last day of the Fifth Lease Year. This Lease shall end on the earlier to occur of (i) the last day of any extension granted by the Director of Aviation, or (ii) the last day of the Fifth Lease Year.

(b)	At any time either party may terminate the Lease (with or without cause) by giving the other party at least two hundred seventy (270) calendar days prior written notice to that effect. In the event any such notice of termination is given, the Termination Date of this Lease shall be the later to occur of: (i) two hundred seventy (270) calendar days following the giving of notice; or (ii) the date set forth in such notice of termination. The Director of Aviation is authorized to give any notice of termination on behalf of the County.

(c)	“Parcel B,” which is depicted on Exhibit A-1, which is solely for the parking of vehicles of the Lessee’s employees and may be removed from the encumbrance of this lease upon at least thirty (30) calendar days written notice by the Director of Aviation should Parcel B” be needed for Airport purposes. Effective on the day that is set forth in any such written notice (provided such notice is given at least thirty (30) calendar days prior to its effective date (and such date being hereinafter referred to as the “Removal Date”), “Parcel B,” shall no longer be encumbered by this Lease, and the Lessee shall vacate “Parcel B” and remove all personal property from “Parcel B” by the Removal Date. From and after the Removal Date, every reference in this Agreement to “Parcel,” “Parcels,” and “Premises” shall be deemed to refer only to “Parcel A,” which is depicted on Exhibit A and “Parcel B” shall no longer be covered by this Agreement. Notwithstanding the foregoing, Lessee shall remain liable for any obligations that may have accrued with respect to “Parcel B” prior to the Removal Date.
SECTION 4. RENTALS, FEES, AND CHARGES
(a)	Annual Rental. The annual rental, subject to adjustment as hereinafter provided, shall be paid by the Lessee in twelve (12) equal monthly installments, together with all applicable sales taxes thereon, in advance and without demand, set off or deduction. The first monthly installment of rent shall be paid on that date (“First Payment Date”) which is the first day of the month following the month in which the Commencement Date occurs or on the Commencement Date if it occurs on the first day of a month. Thereafter monthly installments of rental shall be payable in advance on the first day of each and every month. If the Commencement Date does not occur on the first day of a month, then on the First Payment Date a partial payment of rent shall be due, which shall be an amount equal to the first monthly rental payment, prorated based on the number of days occurring between the Commencement Date and the First Payment Date, together with all applicable sales taxes thereon.
(1)	The annual rental payable for “Parcel A” during the first Lease Year of the Term shall be One Hundred Ninety Eight Thousand Three Hundred Forty-Two and 24/100 Dollars ($198,342.24), plus applicable sales taxes. The monthly installment payments of rent during the first Lease Year shall be Sixteen Thousand Five Hundred Twenty-Eight and 52/100 Dollars ($16,528.52) each, plus applicable sales taxes.

(2)	The annual rental payable for “Parcel B” during the first Lease Year of the Term shall be Three Thousand Two Hundred Fifty-Seven and 881100 Dollars ($3,257.88), plus applicable sales taxes. The monthly installment payments of rent during the first Lease Year shall be Two Hundred Seventy-One and 49/100 Dollars ($271.49) each, plus applicable sales taxes.

(3)	County and Lessee agree that, following the Commencement Date, the annual rental payment established at subparagraph (1), above, shall be adjusted on the first day of each Lease Year (each such date being referred to as an “Adjustment Date”) as set forth below, and such adjusted rental (together with applicable sales taxes thereon) shall be the new annual rental for the succeeding Lease Year (subject to adjustment as hereinafter provided), and shall be payable in twelve equal monthly installments.

(4)	On each “Adjustment Date” the annual rental shall be increased to an amount equal to the greater of either: (i) the product of the annual rental paid during the immediately preceding Lease Year, multiplied by the “CPI Multiplier” (as hereinafter defined); or (ii) the product of the annual rental paid during the immediately preceding Lease Year, multiplied by 1.03. The product of such multiplication shall be the amount of the annual rental payment to be made during the next succeeding Lease Year, commencing on the first day of such Lease Year. Upon determining such rental adjustment, the Aviation Department shall advise Lessee of the new annual rental and the monthly installment payment of rent. In no event shall any adjusted annual rental established pursuant to this subparagraph (3) be less than the total annual rental paid during the immediate prior Lease Year.
(i)	The “CPI Multiplier” is a fraction, the numerator of which shall be the “CPI Index Number” (as hereinafter defined) indicated for the month that is three (3) months prior to the Adjustment Date and the denominator of which shall be the CPI Index Number indicated for the month that is fifteen (15) months prior to the Adjustment Date.

(ii)	The “CPI Index Numbers” are the index numbers of retail commodity prices designated “CONSUMER PRICE INDEX FOR ALL URBAN CONSUMERS - UNITED STATES CITY AVERAGE -ALL ITEMS” (1982-1984 = 100) (“Consumer Price Index”) issued by the Bureau of

Labor Statistics, United States Department of Labor. The rental and the adjustment made based upon the provisions of this section shall be made solely by County. Any publication by either the United States Department of Labor or the United States Department of Commerce in which such Index numbers are published shall be admissible in evidence in any legal or judicial proceeding involving this Lease without further proof of authenticity. Should the Bureau of Labor Statistics cease publishing the above-described Index, then such other Index as may be published by the United States Department of Labor that most nearly approximates the discontinued Index shall be used in making the adjustments described above. Should the United States Department of Labor discontinue publication of an Index approximating the Index contemplated, then such Index as may be published by another United States governmental agency which most nearly approximates the Index first above referenced shall govern and be substituted as the Index to be used.
(5)	Notwithstanding anything to the contrary herein contained, if at a future time the County adopts as policy for the Airport (pursuant to a resolution adopted by its Board of County Commissioners), a requirement that rental adjustments shall be made on the same date for all leases, then the adjustments of rental based on appraisals and the other annual adjustments of rental shall be made in accordance with and at the uniform times established pursuant to said policy.

(6)	If “Parcel B” is removed from this Lease prior to the Termination Date, then rent payments for “Parcel B” shall cease on the later to occur of the Removal Date or the date the Lessee shall completely vacate “Parcel B.”
(b)	Licenses. Fees and Taxes. Lessee shall pay, on or before their respective due dates, all federal, state, County, and local taxes and fees, and all special assessments of any kind, which are now or may hereafter be levied upon the Premises (including improvements) or the estate hereby granted, or upon Lessee, or upon the business conducted on the Premises, or upon any of Lessee’s property used in connection therewith, or upon any rentals or other sums payable hereunder, including, but not limited to any ad valorem taxes (based upon the Lessee’s pro rata share according to the area of the Premises), and sales or excise taxes on rentals, and personal property taxes against tangible and intangible personal property of Lessee. Lessee shall maintain in current status all federal, state, County and local licenses and permits required for the operation of the business conducted by Lessee.

(c)	Utilities. Lessee shall pay when due, all utilities fees or charges which are now or hereafter charged or assessed with respect to operations at the Premises.

(d)	Other Fees and Charges. The Lessee acknowledges that the County has or will establish, from time to time, various fees and charges for the use of various facilities, equipment and services provided by the County and not leased to or specifically provided to the Lessee hereunder, and the procedures relating to payment of same. The Lessee shall pay for its use of such facilities, equipment and services at the rates and in the manner prescribed by the County.
(e)	Additional Rent and Charges. If the County is required or elects to pay any sum or sums or incur any obligations or expense by reason of the failure, neglect or refusal of Lessee to perform or fulfill any one or more of the conditions, covenants or agreements contained in this Agreement or as a result of any act or omission of the Lessee contrary to said conditions, covenants or agreements, Lessee agrees to pay the sum or sums so paid or the expense so incurred, including all interest, costs, damages and penalties, and the same may be added to any installment of rent thereafter due hereunder, and each and every part of the same shall be and become additional rent recoverable by the County in the same manner and with like remedies as if it were originally a part of the rent as established by subparagraph (a), hereof. All such sums of money shall be paid by Lessee within ten (10) calendar days after written demand therefor.

(f)	Late Payments — Interest. The County shall be entitled to collect interest at the rate of eighteen percent (18%) per annum from the date due until the date paid on any amounts that are past due under this Agreement. The right of the County to require payment of such interest and the obligation of the Lessee to pay same shall be in addition to and not in lieu of the right of the County to enforce other provisions herein, including termination of this Agreement, and to pursue other remedies provided by law.

(g)	Dishonored Check or Draft. In the event the Lessee delivers a dishonored check or draft to the County in payment of any obligation arising under this Agreement, the Lessee shall incur and pay a service charge in the amount established by the County from time to time. In such event, the Aviation Department may require that future payments be made by cashier’s check or other means acceptable to the Aviation Department.

(h)	Place of Payments. All payments required to be made by the Lessee under this Agreement shall be made payable to “Broward County,” and shall be paid to the Finance Division, Broward County Aviation Department, 320 Terminal Drive, Fort Lauderdale, FL 33315, or to such other office or address as may be substituted therefor.
SECTION 5. USES OF THE PREMISES
(a)	Lessee may use the Premises for the following purposes and for activities reasonably connected with achieving such purposes and for no other purposes whatsoever:
(1)	Aircraft maintenance and repair

(2)	Avionics and instrument repair

(3)	Propeller repair

(4)	Aircraft rental

(5)	Aircraft leasing

(6)	Aircraft storage

(7)	Flight operations

(8)	Parking of vehicles for Lessee’s employees

(9)	Any use other than as set forth above must have the prior written consent of the Aviation Department.
(b)	Lessee shall be expressly prohibited from providing the following services:
(1)	Sale or dispensing of aircraft fuels, fuel farm or retail sale of fuel is prohibited.

(2)	Terminal facilities for passenger operations, other than those covered by Federal Aviation Regulation 14 CFR Part 135, are prohibited.

(3)	Restaurant, coffee shop, lounge, or cafeteria, are prohibited (except a cafeteria provided solely for the employees of Lessee or of its sublessees).

(4)	Sale or dispensing of alcoholic beverages is prohibited.

(5)	Flight Training Schools and T-Hangars are prohibited.

(6)	Aerial advertising is prohibited.

(7)	Air shows are prohibited.

(8)	Any use prohibited by law or not related to aviation.
(c)	Limousine and taxi concessionaires authorized by County shall be allowed free ingress to and egress from the Premises to serve the public and the Lessee shall not operate or authorize any competing service. Lessee shall not make any contractual arrangement with any rental car company except an authorized on-airport concessionaire rental car company.

(d)	In connection with sales and services to the public, Lessee shall furnish, good, prompt and efficient service adequate to meet all demands for its services at the Airport and shall conduct such hours of business as may be necessary to so provide this service. Such service will be furnished on a fair, equal, and nondiscriminatory basis to all users thereof and charges shall be fair, reasonable and nondiscriminatory for each unit of sale or service. Lessee, however, shall be permitted to grant reasonable and nondiscriminatory discounts, rebates, or other types of price reductions to volume purchasers. As used in this section, the word “services” shall include the furnishing of parts, materials, and supplies (including the sale thereof as well as furnishing of service).

(e)	The Premises shall be used for no purposes other than as specifically allowed by this Lease. The Premises shall not be used in any manner that is incompatible with or violates provisions of any FAA rules, regulations or advisory circulars, state laws or regulations, or County, or local ordinances, administrative codes or regulations, as may be amended from time to time, and including without limitation FAA Advisory Circular No. 150/5300-13, Chapter 333, Florida Statutes, and Chapter 2 and Section 39-1145, et. seq., Broward County Code of Ordinances.

(f)	Nothing in this Lease shall be deemed to prohibit Lessee from requiring its employees, contractors, sublessees, invitees, agents, guests and any others entering upon or using the Premises at any time during the Term to observe reasonable and non-discriminatory rules and standards of conduct to maintain the Premises in the manner required by the terms of this Lease and to preserve the Lessee’s and its sublessee’s peaceful enjoyment of the Premises; provided that such rules and standards of conduct shall comply with the terms of this Lease and all applicable federal, state, County, and local laws, rules, advisory circulars and regulations. In addition, nothing in this Lease shall be deemed to prohibit Lessee from taking any lawful action to enforce compliance with the terms of this Lease and the rules and standards of conduct of Lessee (as described by the first sentence hereof).
SECTION 6. CONSTRUCTION BY LESSEE
(a)	No improvements, alterations, additions, or renovations may be constructed on the Premises, unless the Lessee shall first obtain the prior written approval of the Aviation Department.

(b)	Prior to the commencement of construction of any facilities on the Parcel, Lessee shall submit to the Aviation Department for its written approval, a site plan and complete plans and specifications of the contemplated construction. The plans and specifications shall be certified by an architect or engineer licensed to practice in the State of Florida and shall consist of: (i) working drawings, (ii) technical specifications, (iii) bid documents, if applicable, (iv) schedule for accomplishing improvements, (v) schedule of finishes and graphics, (vi) list of furnishings, fixtures and equipment, (vii) certified estimate of the design, development and construction costs, and (viii) such other information as may be required by the Aviation Department. All construction, improvements, signs, equipment and landscaping must be made in accordance with the requirements set forth in this Lease and must conform to the standard requirements of the Aviation Department that are applicable to tenants of the Airport. All of the plans and specifications shall be in such detail as may reasonably permit the Aviation Department to make a determination as to whether the facilities will be consistent with the provisions of this Lease and the standards of the Aviation Department. The plans and specifications for the facilities that have received the Aviation Department’s written approval, and any amendments and changes thereto that have received the Aviation Department’s written approval, are hereinafter referred to collectively, as the “Approved Plans.” No work may be performed on the Premises, except pursuant to Approved Plans.

(c)	All plans and specifications, including without limitation, “as built” plans provided pursuant to subparagraph (l), below, shall not identify any conduit ducts for cable, telecommunications, electric service, and the like by any specific company name, and such plans shall identify the purpose of such conduits by generic reference only (e.g., ‘phone conduit,’ ‘telecommunications conduit,’ or ‘power conduit’). No material changes shall be made to any Approved Plans, without the prior written approval of the Aviation Department, which approval shall not be unreasonably withheld or delayed. Any change that requires the issuance of a building permit or modifies an existing building permit shall be considered a material change.

(d)	Any and all construction shall be performed in such a manner as to provide that the facilities shall:
(1)	Be structurally sound and safe for human occupancy, and free from any hazards;

(2)	Provide sufficient clearance for taxiways, runways and aprons, and shall not intrude into any aeronautical surfaces or exceed any height limitations and shall not interfere with the operations of arriving and departing aircraft at the Airport;

(3)	Be designed for use for only those purposes permitted under Section 5, hereof;

(4)	Comply with the provisions of the deed under which the County acquired its title to the Airport from the United States of America, and the provisions of any grant agreements or other agreements between the County and the United States Government or the State of Florida that are applicable to the Premises;

(5)	Comply with the terms and provisions of this Lease;

(6)	The Aviation Department reserves the right to require that all development within the Airport is consistent with the overall Airport system architecture and the Airport Master Plan, as well as reasonable standards of safety and quality.
The Aviation Department may refuse to grant approval if, in its opinion, the proposed facilities as shown on such plans and specifications will fail to meet the criteria set forth above or in other provisions of this Lease, or for any other reason whatsoever, it its sole discretion.
(e)	It is understood and agreed that in the course of any construction undertaken by Lessee during the term of this Agreement, the Lessee shall be responsible for all costs associated with any removal, replacement, relocation and protection of all utilities, whether such utilities are located at the Premises or on adjacent property, including but not limited to water, wastewater disposal, sewer, telephone, electric, airfield lighting system, conduit ducts for cable, telecommunications and electric service, and Federal Aviation Administration navigational aid system. All utilities conduits installed at the Parcel, including without limitation cable, electric and telecommunications, shall be deemed leasehold improvements and ownership thereof shall be vested in the County upon installation. All such conduits shall be installed by the Lessee at its expense, and shall be free of all liens, claims and encumbrances, including without limitation any claims of any utilities provider.

(f)	All improvements, equipment and interior design and decor constructed or installed by the Lessee, its agents, or contractors, including the plans and specifications relating to same, shall conform to all applicable state, federal, County, and local statutes, ordinances, advisory circulars, building codes, fire codes, and rules and regulations. The approval by the Aviation Department of any plans, specifications, or designs shall not constitute a representation or warranty as to such conformity, and the responsibility therefor shall at all times remain in Lessee.

(g)	Upon approval of plans, specifications and schedules by the Aviation Department and the obtaining of other necessary governmental approvals, the Lessee shall immediately begin construction and installation of the approved facilities and shall pursue the same to completion by the date agreed to between Lessee and the Aviation Department with respect to such improvements. Any work impacting portions of the Airport other than the Premises shall be performed within schedules approved by the Aviation Department.

(h)	If requested by the Aviation Department, the Lessee and its architect/engineer and contractor shall meet with the Aviation Department in periodically scheduled meetings to assess the current status of completion.

(i)	All fixtures, structures, facilities, hangars, pavements and other leasehold improvements and any additions and alterations made to the Premises (except trade fixtures not permanently affixed to the Premises, and equipment not permanently affixed to the Premises, and any other personalty of Lessee and its sublessees) shall become County’s property upon construction or installation and shall be surrendered with and remain on the Premises. Any addition, fixture, or other improvement that is nailed, bolted, stapled, or otherwise affixed to the Premises and is not readily removable as a trade fixture or item of equipment, is a leasehold improvement. If any personalty, including furnishings, trade fixtures or equipment, is removed by Lessee or its sublessees, Lessee shall restore any damage to the Premises. All utilities conduits installed at the Parcel and the Premises, by the Lessee or its sublessees, including without limitation cable, electric and telecommunications, shall be deemed leasehold improvements and ownership thereof shall be vested in the County upon installation. All such conduits shall be installed by the Lessee and its sublessees at their expense. All such conduits shall be free of all liens, claims and encumbrances, including without limitation, any claims of any utilities provider.

(j)	Within one hundred and twenty (120) calendar days after the CO Date with respect to any improvements, the Lessee must provide to the Aviation Department: (1) a certified statement from the construction contractor(s) specifying the total construction cost and stating that the improvements are free and clear of all liens, claims or encumbrances by any material suppliers, subcontractors, or laborers; and (2) a certified statement from the architect or engineer stating the total architect’s or engineer’s fees and that the improvements have been constructed in accordance with the Approved Plans and in compliance with all applicable building codes, laws, rules, ordinances, and regulations. Lessee shall provide, upon request, such back-up documentation and releases of lien as may be required by the Aviation Department.

(k)	Lessee hereby represents warrants and covenants to the County that the Premises and all improvements now and hereafter constructed or placed thereon shall be at all times free and clear of all liens, claims and encumbrances. If any lien or notice of lien shall be filed against the Premises or any improvements, the Lessee shall, within thirty (30) calendar days after notice of the filing thereof, cause the same to be discharged of record by payment, deposit, bond, or order of a court of competent jurisdiction. The provisions hereof shall not apply to any leasehold mortgage to which the County has consented as provided in this Lease, or any purchase money security interest in any movable trade fixtures installed at the Premises.
(l)	Within ninety (90) calendar days after the CO Date with respect to any improvements, the Lessee shall at its expense, provide the Aviation Department with a complete set of “as built” plans and specifications, including mylar reproducible “record” drawings, and, if available, one set of machine readable disks containing electronic data in an AUTOCAD format that meets the Aviation Department’s graphic standards of the ‘as-constructed’ or ‘record’ plans for such improvements.

(m)	In addition to the Aviation Department’s approval, Lessee shall obtain any required approval from all other agencies having jurisdiction over any improvements, including but not limited to the departments, divisions or offices of County and local government, the State of Florida, and the federal government.

(n)	All improvements must be coordinated with the FAA, including the filing of required forms and the provision of any documentation the FAA may request.

(o)	All improvements hereafter made to the Premises shall be in conformity and consistent with all applicable provisions of the Americans with Disabilities Act of 1990, as same may be amended from time to time.

(p)	The Lessee shall not make any additions, alterations, modifications or replacements to any improvements at the Premises unless Lessee shall first have submitted to the Aviation Department, for its written approval, complete plans and specifications for same in accordance with this Section 6. All additions, alterations, modifications and replacements shall comply with all provisions of this Lease, including without limitation, this Section 6. In the event any addition, alteration, modification or replacement is made without Aviation Department approval pursuant to this Section 6, then, upon notice in writing so to do, the Lessee shall remove the same or at the option of the Aviation Department cause the same to be changed to the satisfaction of the Aviation Department. In the case of any failure on the part of the Lessee to comply with such notice, the Aviation Department may effect the removal or change and the Lessee shall pay the cost thereof to the County.

SECTION 7.	CONSTRUCTION CONTRACTS, BONDS, INDEMNIFICATION, AND INSURANCE REQUIREMENTS FOR CONTRACTORS
(a)	Payment and Performance Bonds. The Lessee agrees that before commencing any work or construction, the Lessee shall require the contractor building any improvements to maintain, at all times, a valid payment bond and a valid performance bond, which bonds shall be in an amount not less than the amount covering the full amount of the work being performed. Each bond must guarantee to the County the completion of the work being performed by the contractor as well as full payment of all suppliers, material suppliers, laborers or sub-contractors employed in the project.

(b)	Construction Contract Provisions. Lessee agrees to abide by and include the following provisions in all contracts it enters into with successful contractors in connection with the construction and completion of any improvements to the Premises:

“The Contractor shall indemnify and hold harmless County, its officers and employees, from liabilities, damages, losses and costs, including, but not limited to reasonable attorney’s fees, to the extent caused by the negligence, recklessness or intentional wrongful misconduct of the Contractor and persons employed or utilized by Contractor in the performance of this Agreement. Except as specifically provided herein, this Agreement does not require Contractor to indemnify County, its employees, officers, directors, or agents from any liability, damage, loss, claim, action, or proceeding. These indemnifications shall survive the term of this Agreement. In the event that any action or proceeding is brought against County by reason of any such claim or demand, Contractor shall, upon written notice from County, resist and defend such action or proceeding by counsel satisfactory to County. The indemnification provided for herein shall obligate Contractor to defend at its own expense to and through appellate, supplemental or bankruptcy proceedings, or to provide for such defense, at County’s option, any and all claims of liability and all suits and actions of every name and description covered by the foregoing indemnification, that may be brought against County, whether performed by Contractor, or persons employed or utilized by Contractor.”

(c)	Insurance Requirements for Construction Contracts.
(1)	Lessee agrees to include the following insurance language in any agreement it enters into with any successful contractor(s) and Lessee further agrees to provide to County, prior to commencement of any improvements, certificates of insurance evidencing the contractor’s compliance with the requirements of this section:
“A. Without limiting any of the other obligations or liabilities of Contractor, Contractor shall provide, pay for, and maintain in force until all of its work to be performed under this Contract has been completed and accepted by Lessee (or for such duration as is otherwise specified hereinafter), the insurance coverages set forth herein.
1.	Workers’ Compensation Insurance shall be provided to apply for all employees in compliance with the “Workers’ Compensation Law” of the State of Florida and all applicable federal laws. In addition, the policy must include: Employers’ Liability insurance shall be provided with a limit of One Hundred Thousand ($100,000) each accident.

2.	Comprehensive General or Commercial Liability insurance shall be provided with minimum limits of Five Million Dollars ($5,000,000.00) per occurrence, combined single limit for Bodily Injury Liability and Property Damage Liability. Coverage must be afforded on a form no more restrictive than the latest edition of the Commercial General Liability policy, without restrictive endorsements, as filed by the Insurance Services Office, and must include: Premises and/or Operations; Independent Contractors; Products and/or Completed Operations for contracts over Fifty Thousand ($50,000); Explosion, Collapse and Underground Coverages; Broad Form Property Damage; Broad Form Contractual Coverage applicable to this specific Contract, including any hold harmless and/or indemnification agreement; Personal Injury Coverage with Employee and Contractual Exclusions removed, with minimum limits of coverage equal to those required for Bodily Injury Liability and Property Damage Liability.

Contractor shall maintain in force until at least three years after completion of all work required under the Contract, coverage for Products and Completed Operations, including Broad Form Property Damage.

3.	Business Automobile Liability insurance shall be provided with minimum limits of Five Million Dollars ($5,000,000.00) per occurrence combined single limit for Bodily Injury Liability and Property Damage Liability. Coverage must be afforded on a form no more restrictive than the latest edition of the Business Automobile Liability policy, without restrictive endorsements, as filed by the Insurance Services Office, and must include: Owned/Leased Vehicles; Hired and Non-Owned Vehicles; and Employer’s Non-Ownership.

4.	Builder’s Risk Insurance shall be provided for the construction of above ground buildings and/or structures, is required. The coverage shall be “All Risk” form for 100 percent of the completed value, including County as a named insured, with a deductible of not more than Five Thousand Dollars ($5,000.00) each claim.

5.	Waiver of Occupancy Clause or Warranty-Policy must be specifically endorsed to eliminate any “occupancy clause” or similar warranty or representation that the building(s), addition(s) or structure(s) in the course of construction shall not be occupied without specific endorsement of the policy. The policy must be endorsed to provide that the Builder’s Risk Coverage will continue to apply until final acceptance of the building(s), addition(s) or structure(s) by the County.

6.	Flood Insurance—When the buildings or structures are located within an identified special flood hazard area, flood insurance must be afforded for the lesser of the total insurable value of such buildings or structures, or, the maximum amount of flood insurance coverage available under the National Flood Program.”

“B.	Such policy or policies shall be issued by approved companies authorized to do business in the State of Florida, and having agents upon whom service of process may be made in Broward County, Florida. The Commercial General Liability policy shall specifically protect County and the Commission by naming County and the Broward County Board of County Commissioners as additional insureds.”

“C.	Contractor shall furnish to the Broward County Aviation Department, Certificates of Insurance or endorsements evidencing the insurance coverages specified hereunder at least ten (10) calendar days prior to beginning performance of work under this Agreement. The required Certificates of Insurance shall name the types of policies provided.”

“D.	Coverage is not to cease and is to remain in force (subject to cancellation notice) until all performance required of Contractor is completed. All policies must be endorsed to provide County with at least thirty (30) calendar days’ notice of cancellation and/or restriction. If any of the insurance coverages will expire prior to the completion of the work, copies of renewal policies shall be furnished at least thirty (30) calendar days’ prior to the date of their expiration. Any insurance coverage that is written on a “claims made” basis must remain in force for two (2) years after the termination of this Agreement.”
(2)	Lessee shall provide to County not less than ten (10) calendar days prior to commencement of any improvements at the Premises, site certificates of insurance evidencing the insurance coverage as specified above. The required certificates of insurance shall not only name the types of coverage provided, but also shall refer specifically to this Lease with the type of insurance which is being furnished, and shall state that such insurance is as required by such sections of this Lease. If the initial insurance expires prior to the completion of the improvements, renewal certificates of insurance shall be furnished at least thirty (30) calendar days prior to the date of their expiration. Insurance shall not be canceled, modified, or restricted, without at least thirty (30) calendar days prior written notice to County, and must be endorsed to provide the same.
(d)	Lessee shall not be required to comply with the provisions of subsection (c), above, if Lessee shall have in effect Commercial General Liability Insurance and Business Automobile Liability Insurance with all of the coverages required by subsection (c), above, and showing the County as an additional insured in form satisfactory to the County’s Risk Management Division.
SECTION 8. OBLIGATIONS OF THE LESSEE
(a)	Lessee covenants and agrees to observe and obey, and to require its sublessees, officers, employees, guests, invitees and those doing business with it, to observe and obey such rules and regulations of the Aviation Department and/or the County (including amendments and supplements thereto) for the government of the conduct and operations of the Lessee and others on the Premises as may from time to time be promulgated, including without limitation any rules, regulations or minimum standards that are established for operations of Airport tenants. The obligation of the Lessee to require such observance and obedience on the part of its sublessees, guests, invitees, and business visitors shall pertain only while such persons are on or in occupancy of any portion of the Premises.
(b)	Lessee and all sublessees shall conduct their operations hereunder in an orderly and commercially reasonable manner, considering the nature of such operations so as not to unreasonably annoy, disturb, endanger or be offensive to others at the Airport.

(c)	Lessee and all sublessees shall take all reasonable measures:
(1)	To reduce to a minimum vibrations tending to damage any equipment, structure, building or portion of a building which is on the Premises or is a part thereof, or is located elsewhere on the Airport; and

(2)	To keep the sound level of their operations as low as possible.
(d)	Lessee and all sublessees shall control the conduct, demeanor and appearance of their employees, invitees, and of those doing business at the Premises and, upon objection from the Aviation Department concerning the conduct, demeanor and appearance of any such persons, shall immediately take all reasonable steps necessary to remove the cause of objection.

(e)	Lessee and all sublessees shall remove from the Airport or otherwise dispose of in a manner approved by the Aviation Department all garbage, debris and other waste materials (whether solid or liquid) arising out of the occupancy of the Premises or out of any operations conducted thereon. Any of such as may be temporarily stored in the open, shall be kept in suitable garbage and waste receptacles, the same to be made of metal and equipped with tight-fitting covers and to be of a design safely and properly to contain whatever material may be placed therein. The Lessee shall use extreme care when effecting removal of all such waste and shall comply with all laws, ordinances, rules, regulations and procedures of all applicable governmental authorities.

(f)	Lessee and all sublessees shall commit no nuisance, waste or injury on the Premises and shall not do or permit to be done anything which may result in the creation or commission or maintenance of such nuisance, waste or injury on the Premises.

(g)	Lessee and all sublessees shall not create nor permit to be caused or created upon the Premises any obnoxious odors or smokes or noxious gases or vapors; provided, however, that fumes resulting from the normal operations of properly certified and maintained trucks and other vehicles shall be excepted from this provision. Lessee and all sublessees shall ensure that emissions generated by any such trucks, and other vehicles shall comply with all provisions of applicable environmental emissions laws and regulations.

(h)	Lessee and all sublessees shall not do or permit to be done anything which may interfere with the effectiveness or accessibility of the utilities systems installed or located on or about the Premises which are also used by other entities at the Airport.

(i)	Lessee and all sublessees shall not overload any floor or paved area on the Premises and shall repair any floor, including supporting members, and any paved area damaged by overloading.

(j)	Lessee and all sublessees shall not do or permit to be done any act or thing upon the Premises:
(1)	which will invalidate or conflict with any fire insurance policies covering the Premises or any part thereof or other contiguous premises at the Airport; or

(2)	which may constitute a hazardous condition so as to increase the risks normally attendant upon the operations permitted by this Agreement.
(k)	All flammable liquids that are kept or stored at the Premises must at all times be handled, stored and used in accordance with all applicable federal, state, County and local laws, rules and regulations.

(l)	From time to time and as often as reasonably required by the Aviation Department or any governmental authority having jurisdiction, Lessee and all sublessees shall conduct pressure, water flow, and other appropriate tests of the fire extinguishing system and apparatus which are maintained by the Lessee or any sublessee.

(m)	Lessee and its sublessees shall not place any coin or token operated vending machine or similar device (including without limitation, pay telephones, beverage or food machines, or other commodities) upon or within the Premises.

(n)	Lessee and all sublessees shall pay before delinquency all licenses and permit fees and charges for the conduct of any business conducted at the Premises.

(o)	Lessee and all sublessees shall comply with the provisions of Chapter 2, Broward County Code of Ordinances with respect to the removal of derelict vehicles and derelict aircraft from the Premises.

(p)	Emergency Evacuation and Hurricane Plan. Within thirty (30) calendar days following the execution of this Lease, the Lessee shall provide the Aviation Department with emergency evacuation and hurricane plans consistent with the County’s plans for the Airport. These plans shall be detailed procedures of actions to be taken by the Lessee and its sublessees, if an evacuation need or hurricane alert warning is present. Hurricane plans are to be annually updated, if requested by the Aviation Department.
SECTION 9. INGRESS AND EGRESS
(a)	Lessee, its invitees, licensees, agents, guests, contractors, suppliers of material and furnishers of services, shall have ingress and egress to the Premises via appropriate public roadways to be used in common with other tenants and users of the Airport, provided that the County may, from time to time, substitute other suitable means of ingress and egress, so long as an alternate adequate means of ingress and egress is available.
(b)	The County may at any time temporarily or permanently close or consent to or request the closing of any roadway, taxiway and any other area at the Airport presently or hereafter used as such, so long as an alternate adequate means of ingress and egress is made available to the Premises. The Lessee hereby releases and discharges the County, its successors and assigns, of and from any and all claims, demands or causes of action which the Lessee may now or at any time hereafter have against any of the foregoing arising or alleged to arise out of the closing of any street, roadway, taxiway, or other area used as such, whether within or outside the Airport, provided that the County makes available to the Premises an adequate means of ingress and egress.
SECTION 10. COMPLIANCE WITH GOVERNMENTAL PROCEDURES
(a)	Lessee shall comply with all federal, state and County laws, ordinances, resolutions and governmental rules, regulations, advisory circulars and orders including Airport rules and regulations and minimum standards now or at any time during the Term of this Lease which are applicable to Lessee or the operations conducted at the Premises.

(b)	The obligation of the Lessee to comply with governmental requirements is provided herein for the purpose of assuring proper safeguards for the protection of persons and property on the Premises. Such provision is not to be construed as a submission by the County to the application to itself of such requirements or any of them.

(c)	The Lessee agrees to permit entry, inspection, and testing, at all reasonable times, by inspectors of any federal, state, or County agency having jurisdiction under any law, rule, regulation, or order, applicable to the Premises or the operations at the Premises. This right of entry, inspection and testing shall impose no duty on the County to take any such action and shall impart no liability on the County should it not take any such action.
SECTION 11. MAINTENANCE AND REPAIR
(a)	Lessee shall throughout the Term of the Lease assume the entire responsibility and shall relieve the County from all responsibility for all repair and maintenance whatsoever on the Premises, whether such repair or maintenance be ordinary or extraordinary. Lessee shall keep all buildings and other improvements in good, tenantable, useable condition throughout the Term of this Lease, and without limiting the generality thereof, shall:
(1)	Keep the Premises at all times in a clean and orderly condition and appearance and all of the Lessee’s fixtures, equipment and personal property which are located in any part of the Premises which is open to or visible by the general public.

(2)	Provide and maintain all fire protection and safety equipment and all other equipment of every kind and nature required by any law, rule, order, ordinance, resolution or regulation of any applicable governmental authority.

(3)	Lessee shall repair any damage to the paving or other surface of the Parcel caused by operations of Lessee, its agents, employees, or invitees, including without limitation any oil, gasoline, grease, lubricants or other liquids and substances having a corrosive or detrimental effect thereon.

(4)	Lessee shall be responsible for the maintenance and repair of all utilities including but not limited to, service lines for the supply of water, gas service lines, electrical power, telephone and telecommunications conduits and lines, sanitary sewers and storm sewers which are now or which may be subsequently located upon the Premises leased to the Lessee and used by the Lessee exclusively.

(5)	Lessee shall be responsible for all items of maintenance including without limitation, repairs to interior decorations, plumbing, window or door glass, electrical fixtures, water fixtures, partitions, and locking devices for openings, provided that no alterations of any of the foregoing may be made without the prior written consent of the Aviation Department.
(b)	The Aviation Department shall have the right to enter the Premises at reasonable times to inspect same for purposes of determining if the Lessee is maintaining the Premises as required by this Lease. In the event Lessee fails in any material respect to commence so to maintain, clean, repair, replace, rebuild or paint within the period of time required by this provision and after written notice from the Aviation Department to do so; or fails in any material respect diligently to continue to completion of the maintenance, repair, replacement, rebuilding or painting of all of the Premises required to be maintained, repaired, replaced, rebuilt or painted by the Lessee under the terms of this Agreement, the Aviation Department may, at its option, and in addition to any other remedies which may be available to it, maintain, repair, replace, rebuild or paint all or any part of the Premises included in the said notice and the cost thereof shall be payable by the Lessee upon demand. The Lessee shall have a period of thirty (30) calendar days to commence any required action hereunder, except for emergency and public safety items which shall be immediately undertaken by Lessee.
SECTION 12. INSURANCE REQUIREMENTS — LESSEE
(a)	In order to insure the indemnification obligation contained in Section 14, Lessee shall, at a minimum, provide, pay for, and maintain in force at all times during the term of this Agreement (unless otherwise provided), the insurance coverages set forth in the subparagraphs below, in accordance with the terms and conditions required by this Section 12. Such policy or policies shall be without any deductible amount (except as may be expressly authorized herein), and shall be issued by companies authorized to do business in the state of Florida, and having agents upon whom service of process may be made in Broward County, Florida. Lessee shall specifically protect County and the Broward County Board of County Commissioners by naming County and the Broward County Board of County Commissioners as additional insureds under Airport Liability or Commercial General Liability Policy and all environmental and impairment policies only.

(b)	Lessee shall, during the Term of this Lease, insure and keep insured to the extent of not less than 100% of the insurable replacement value thereof, all buildings, structures, fixtures and equipment on the Premises against such hazards and risks as may now or in the future be included under the Standard Form of Fire and Extended Coverage insurance policy of the State of Florida and also against the following hazards and risks:
(1)	Sprinkler leakage — by which is meant damage caused by water or any other substance discharged from any part of the fire protection equipment for the Lessee’s Premises or from adjoining premises; collapse or fall of tanks forming part of such fire protection equipment or the component parts or supports of such tanks.

(2)	Damage caused by such perils and hazards as may now or in the future be included under any Boiler and Machinery policy filed with and approved by the insurance Commissioner of the State of Florida, or if there be no such policy so filed, then reasonable coverage against perils and hazards occasioned by the existence and operation of such boilers, provided that the Lessee shall be required to maintain such insurance only with respect to such buildings and structures in which boilers are installed.

(3)	Such policies of insurance shall be limited to a deductible for windstorm of not more than 2% of the insurable replacement value of the improvements. In addition, the deductible for all other than windstorm perils shall be not more than $5,000.00. In the event of any damage to the Premises, if the cost of repair or replacement is less than the deductible amount, the Lessee shall nevertheless be required to make such repair or replacement and to restore the Premises to the condition required by Section 13.

(4)	AU policies of such insurance and renewals thereof shall insure the County and Lessee as their interest may appear, and shall provide that the loss, if any, shall be adjusted with and payable to the County, except as otherwise provided in Section 13 hereof.

(5)	In the event the Premises or any part thereof shall be damaged by any casualty against which insurance is carried pursuant to this Section, and if such loss is to be adjusted with and payable to the County, the Lessee shall promptly furnish to the County such information and data as may be necessary to enable the County to adjust the loss.

(6)	The property insurance carried by Broward County shall be excess over any other valid and collectible insurance carried by the Lessee, including but not limited to the insurance obtained by Lessee pursuant to this Agreement.
(c)	Airport Liability or Commercial General Liability Insurance shall be provided to protect against bodily injury liability and property damage in an aggregate amount of not less than Five Million Dollars ($5,000,000.00) per occurrence, combined single limit. Coverage must be afforded on a form no more restrictive than the latest edition of the

Commercial General Liability Policy, without restrictive endorsements, as filed by the Insurance Services Office and must include: Premise and/or Operations, Independent Contractors and Broad Form Contractual Coverage covering all liability arising out of the terms of this Agreement.
(d)	Business Automobile Liability Insurance shall be provided in an amount not less than Five Million Dollars ($5,000,000.00) per occurrence combined single limit, for bodily injury and property damage liability. Coverage must be afforded on a form no more restrictive than the latest edition of the Business Automobile Liability policy, without restrictive endorsements, as filed by the Insurance Services Office, and must include: Owned, Non-owned and Hired vehicles.

(e)	From time to time, the County’s Risk Management Division shall review the necessity for environmental insurance and the coverage required, including a review of activities at the Premises, geographic of location, other leases and subleases at the Premises or Airport, as well as the insurance market (which may present changes in reasonable availability and premium costs). As a result of such review, the County, through its Risk Management Division, may determine to require environmental insurance, or may adjust the requirements to increase or decrease coverage requirements. In the event of any such requirement or adjustment, Lessee shall provide evidence of such coverages to the County within thirty (30) calendar days following notice of such requirement or adjustment. In the event the County’s Risk Management Division requires that Lessee obtain environmental and impairment liability insurance, the Risk Management Division may allow Lessee to provide self-insurance in the required amount, which shall be certified by the Lessee’s Chief Financial Officer, provided that the Risk Management Division is satisfied with the financial ability of Lessee to meet the self-insurance requirements and Lessee shall provide the Risk Management Division with all requested documentation. If self-insurance is permitted, then if at any time the self-insurance funds are reduced below the specified limit, such failure shall be a default hereunder.

(f)	“Environmental and Impairment Liability Insurance” is defined as a specialized insurance policy that covers liability and clean up costs associated with discharge of “Materials” (as defined in Section 33(a)). It provides broader coverage than the general liability policy by covering gradual as well as sudden and accidental releases.

(g)	Workers’ Compensation and Employer’s Liability Insurance shall be provided to apply for all employees in compliance with the “Workers’ Compensation Law” of the State of Florida and all applicable federal laws. In addition, the policy (ies) must include: Employers’ Liability with a limit of One Hundred Thousand Dollars ($100,000) each accident.

(h)	Lessee shall furnish to the Aviation Department, Certificates of Insurance evidencing the insurance coverages specified by this Section prior to the commencement of this Agreement.

(i)	Coverage is not to cease and is to remain in force (subject to cancellation notice) throughout the term of this Agreement and until all performance required hereunder is completed. All policies must be endorsed to provide County with at least thirty (30) calendar days’ notice of cancellation and/or restriction. If the any of the insurance coverages will expire prior to the termination of this Agreement, copies of renewal certificates shall be furnished at least thirty (30) calendar days’ prior to the date of their expiration. Any insurance coverage that is written on a “claims made” basis must remain in force for two (2) years after the termination of this Agreement.
(j)	The aforesaid minimum limits of insurance shall be reviewed from time to time by County and may be adjusted if County determines that such adjustments are necessary to protect County’s interest. When such policies or certificates have been delivered by the Lessee to the County as aforesaid and at any time or times thereafter, the County may notify the Lessee in writing that the insurance represented thereby does not conform to the provisions of this Section XII either because of the amount or because of the insurance company or for any other reason, and the Lessee shall have fifteen (15) calendar days in which to cure any such defect.

(k)	Subrogation. Notwithstanding anything to the contrary herein, Lessee waives any right of recovery against County for any loss or damage to the extent the same is required to be covered by Lessee’s insurance hereunder. Lessee shall obtain from its insurers, if possible, a waiver of any subrogation the insurer may have against County in connection with any loss or damage covered by Lessee’s insurance.

(l)	Compliance with the foregoing requirements shall not relieve the Lessee of its liability and obligations under any other provision of this Lease.
SECTION 13. DAMAGE TO OR DESTRUCTION OF PREMISES
(a)	In the event that structural or permanent portions of the Premises shall be partially damaged by fire or other casualty, the Lessee shall give immediate notice thereof to the County and the same shall be repaired to the extent of insurance proceeds, unless County determines that the damage is so extensive that the repair or rebuilding is not feasible. From the date of such casualty until said portion of the Premises is so repaired, the monthly installments of the rental hereunder shall abate in part of the Premises thus destroyed bears to the Premises as a whole, and in accordance with Section 29, provided, however, that if any area shall be so slightly injured in any such casualty as not to be rendered unfit for occupancy, such installment payments shall not cease or be abated during any repair period. In the event of the Premises being damaged to such an extent as to render it necessary in the exclusive judgment of the County not to rebuild same, then, at the option of the County and upon notice to Lessee, this Agreement shall cease and come to an end.

(b)	The County’s obligations to rebuild or repair under this Section shall in any event be limited to restoring only the structural or permanent portions of the Premises to substantially the condition that existed prior to the casualty and shall further be limited to the extent of the insurance proceeds available to County for such restoration. Lessee agrees that if the County elects to repair or rebuild as provided in this Section, then Lessee wilt proceed with reasonable diligence and at its sole cost and expense to rebuild, repair and restore its signs, fixtures, furnishings, equipment, improvements and other items provided or installed by Lessee, in or about the Premises in a manner and to a condition at least equal to that which existed prior to its damage or destruction.
SECTION 14. INDEMNITY
Lessee shall at all times hereafter indemnify, hold harmless and, at the option of the Broward County Attorney, defend or pay for an attorney selected by the Broward County Attorney to defend County, its officers, agents, servants, and employees against any and all claims, losses, liabilities, and expenditures of any kind, including attorneys’ fees, court costs, and expenses, caused by negligent act or omission of Lessee, its employees, agents, contractors, subcontractors, servants, or officers, or accruing, resulting from, or related to the Lessee’s operations at the Airport or the subject matter of this Agreement including, without limitation, any and all claims, demands, or causes of action of any nature whatsoever resulting from injuries or damages sustained by any person or property. The provisions of this section shall survive the expiration or earlier termination of this Agreement. To the extent considered necessary by the Aviation Department and the Broward County Attorney, any sums due Lessee under this Agreement (including without limitation the Security Deposit) may be retained by County until all of County’s claims for indemnification pursuant to this Agreement have been settled or otherwise resolved; and any amount withheld shall not be subject to payment of interest by County.
SECTION 15. SIGNS
(a)	Other than the signs that are currently in place and except with the prior written approval of the Aviation Department, which approval may be withheld by the Aviation Department in its sole discretion, Lessee shall not erect, maintain or display any signs or any advertising at or on the exterior parts of the Premises or in the Premises so as to be visible from outside the Premises. No billboards shall be permitted at the Premises.

(b)	Upon the expiration or termination of this Agreement, the Lessee shall remove, obliterate or paint out, as the Aviation Department may direct, any and all signs and advertising on the Premises and, in connection therewith, shall restore the portion of the Premises affected by such signs or advertising to the same condition as the same existed prior to the placing thereon of such signs or advertising. In the event of a failure on the part of the Lessee so to remove, obliterate or paint out each and every sign or advertising and so to restore the Premises, the Aviation Department may perform the necessary work and the Lessee shall pay the costs thereof to the County on demand.
SECTION 16. OBSTRUCTION LIGHTS
The Lessee shall install, maintain and operate at its own expense such obstruction lights on the Premises as the Federal Aviation Administration (FAA) may direct or as the Aviation Department may reasonably direct, and shall energize such lights daily for a period commencing thirty (30) minutes before sunset and ending thirty (30) minutes after sunrise and for such other periods as may be directed or requested by the Control Tower of the Airport.

SECTION 17. RIGHTS OF ENTRY RESERVED
(a)	The County, by its officers, employees, agents, representatives and contractors shall have the right at all reasonable times to enter upon the Premises for the purpose of inspecting the same, for observing the performance by the Lessee of its obligations under this Agreement and for the doing of any act or thing which the County may be obligated or have the right to do under this Agreement or otherwise.

(b)	Without limiting the generality of the foregoing, the County, by its officers, employees, agents, representatives, contractors and furnishers of utilities and other services, shall have the right from time to time, for its own benefit or for the benefit of others or for the benefit of the Lessee, to construct, maintain, repair, alter, replace, install, and rebuild, over, in, or under the Premises, existing and future utility, mechanical, electrical and other systems and parts thereof, and to enter upon the Premises at all reasonable times for any such purposes, as may, in the opinion of the County, be deemed necessary or advisable, provided, however, that in the exercise of such rights, the County shall not unreasonably interfere with the actual use and occupancy of the Premises by the Lessee.

(c)	In the event that any personal property of the Lessee shall obstruct the access of the County, its officers, employees, agents or contractors to any of the existing or future utility, mechanical, electrical and other systems or part thereof, the Lessee shall move such property, as directed by the County, in order that access may be had to the system or part thereof by the County, its officers, employees, agents, representatives, contractors and furnishers of utilities and other services. If the Lessee shall fail to so remove such property after direction from the County to do so, the County may move it and the Lessee hereby agrees to pay the cost of such moving upon demand.

(d)	At any time and from time to time during the ordinary business hours of Lessee County, by its agents and employees, whether or not accompanied by prospective occupiers or users of the Premises, shall have the right to enter thereon for the purpose of exhibiting and viewing all parts of the same and during the six-month period preceding the termination of this Agreement, the County may place and maintain on the Premises “To Let” signs, which signs the Lessee shall permit to remain without molestation.

(e)	If, during the last month of the Term of this Agreement, the Lessee and any sublessees shall have removed all or substantially all of their property from the Premises, the County may immediately enter and alter, renovate and redecorate the Premises.

(f)	The exercise of any or all of the foregoing rights by the County or others shall not be or be construed to be an eviction of the Lessee nor be made the grounds for any abatement of rental nor any claim or demand for damages, consequential or otherwise.

(g)	Nothing herein contained shall be deemed to in any way limit the County in the exercise of its police and regulatory powers or its powers of eminent domain.

SECTION 18. ASSIGNMENT OR SUBLEASE SUBORDINATION
(a)	Lessee shall not (i) sublet the Premises or any part thereof, or (ii) permit any transfer, assignment, pledge, mortgage, or encumbrance of any sublease, or (iii) transfer, assign, pledge, mortgage, or otherwise encumber this Agreement or any rights or obligations hereunder, or (iv) allow same to be assigned by operation of law or otherwise (any such action being called an “assignment”) without the prior written consent of the County, which consent may be conditioned upon such additional terms and conditions as may be imposed in the reasonable discretion of the Aviation Department, acting on behalf of the County. The Lessee’s request for consent to an assignment shall include copies of all documentation pertaining to the assignment. In addition, the Lessee shall provide the Aviation Department with such additional information and documentation as may be reasonably requested. The factors upon which the decision on whether to grant such consent shall be based shall include, but not be limited to (1) an assessment of whether the proposed assignee meets standards of creditworthiness; (2) whether the Premises will be used only for the purposes described herein; and (3) an assessment of the ability of the proposed assignee to perform the obligations under this Agreement. In the event of any assignment, the Lessee shall not be released of any liability hereunder and the assignee shall be required to execute a written assumption agreement, agreeing to assume all obligations and liabilities under this Lease and to abide by all of the terms and provisions of this Lease, which assumption agreement must be acceptable to the Aviation Department in all respects. In the event that the Lessee shall seek the County’s consent to an assignment to an affiliate of the Lessee, then as a condition of such assignment, Lessee (or those persons or entities that have majority ownership of Lessee, directly or indirectly) may be required to execute an irrevocable Guaranty of Payment and Performance of this Lease, which shall be in form and substance satisfactory to the Aviation Department.

(b)	In no case will an assignment be permitted if a default shall have occurred hereunder and remain uncured.

(c)	An “assignment” shall include any transfer of this Lease by merger, consolidation or liquidation or by operation of law, or if Lessee or any sublessee is a corporation, any change in control of or ownership of or power to vote a majority of the outstanding voting stock of Lessee or sublessee or of any parent corporation of Lessee or sublessee from the owners of such stock or those controlling the power to vote such stock on the date of this Lease (whether occurring as a result of a single transaction or as a result of a series of transactions), or if Lessee or sublessee is a limited or a general partnership or joint venture, any transfer of an interest in the partnership or joint venture (or a transfer of an interest in a corporate general partner or corporate joint venturer) which results in a change in control (either directly or indirectly) of such partnership or joint venture from those controlling such partnership or joint venture on the date of this Lease (whether occurring as a result of a single transaction or as a result of a series of transactions). Notwithstanding the foregoing, a transfer of stock among current stockholders or among current stockholders and their immediate families, any transfer of stock resulting from the death of a stockholder, a transfer of partnership or joint venture interests among existing partners or among existing partners or joint venturers and their immediate families, or any transfer of such an interest resulting from the death of a partner or joint venturer, shall not be deemed an assignment for purposes of this Section. Notwithstanding the foregoing, the provisions of this Section 18(c) shall not apply to any public trades of registered stock of a Lessee or sublessee that occurs on a national stock exchange.
(d)	In the event any action specified hereunder shall be taken without the prior written consent of the County, then any such assignment or other action shall be null and void and of no force or effect and in addition to all other available remedies, the County shall be entitled to immediately terminate this Agreement. Any written consent required hereunder shall not be effective unless evidenced by a written document signed by the authorized representative of the County.

(e)	Lessee acknowledges and agrees that each sublessee of the Lessee is subject and subordinate to all of the terms and provisions of this Agreement, including but not limited to the requirement that each such sublessee must comply with all federal, state, County and local laws, ordinances, rules, regulations, advisory circulars and orders that now or at any time during the term of this Agreement are applicable to the operations of such sublessee at the Premises. Notwithstanding any sublease of the Premises to which the County has consented, Lessee shall remain responsible for insuring that each and every term and provision of this Agreement is abided by and complied with and, in that regard, any failure by any sublessee to abide by and/or comply with any term or provisions of this Agreement shall be deemed a default hereunder, entitling County to any and all remedies available hereunder. Each sublease to which the County has consented shall be subordinate in all respects to all terms and provisions of this Lease and upon any termination of this Lease, all subleases of the Premises shall terminate.

(f)	If, without the prior written consent of the County, the Lessee assigns, sells, conveys, transfers, mortgages, pledges or sublets in violation of this Section 18 or if the Premises are occupied by anybody other than the Lessee, the County may collect rent from any assigns, sublessee or anyone who claims a right to this Agreement or Letting or who occupies the Premises, and the County shall apply the net amount collected to the rental herein reserved; but no such collection shall be deemed a waiver by the County of the provisions of this Section 18 or any acceptance by the County of any such assignee or sublessee.

(g)	No mortgage of this Lease shall be binding upon the County in the enforcement of its rights under this Lease.
SECTION 19. DEFAULT; TERMINATION
(a)	If any one or more of the following events shall occur, same shall be an event of default under this Lease:
(1)	By or pursuant to or under authority of any legislative act, resolution or Rile or any order or decree of any court or governmental board, agency or officer having jurisdiction, a receiver, trustee or liquidator shall take possession or control of all or substantially all of the property of the Lessee, and such possession or control shall continue in effect for a period of thirty (30) calendar days; or
(2)	The Lessee shall voluntarily abandon, desert or vacate the Premises or discontinue its operation at the Airport for a period of thirty (30) calendar days; or

(3)	Any lien, claim or other encumbrance which is filed against the Premises is not removed, or if the County is not adequately secured by bond or otherwise, within thirty (30) calendar days after the Lessee has received notice thereof; or

(4)	The Lessee shall fail to pay the rentals within ten (10) calendar days following the date on which any payments are due to the County; or

(5)	The Lessee shall fail to make any other payment required hereunder when due to the County and shall continue in its failure to make any such other payments required hereunder for a period of ten (10) calendar days after notice is given to make such payments; or

(6)	The Lessee shall take any action described by Section 18 hereof without the prior written consent of the County; or

(7)	Any business is conducted, or service is performed, or product is sold from the Premises that is not specifically authorized by this Lease, and such activity does not cease within ten (10) calendar days after receipt of notice to that effect; or

(8)	The Lessee shall fail to keep, perform and observe each and every non-monetary promise, covenant and term set forth in this Agreement on its part to be kept, performed or observed within thirty (30) calendar days after receipt of notice of default thereunder (except where fulfillment of its obligation requires activity over a greater period of time and the Lessee shall have commenced to perform whatever may be required for fulfillment within thirty (30) calendar days after receipt of notice and continues such performance without interruption);
(b)	Then upon the occurrence of any event set forth in (a), above, or at any time thereafter during the continuance thereof, the County may at its option immediately terminate the rights of Lessee hereunder by giving written notice thereof, which termination shall be effective upon the date specified in such notice and/or County may exercise any and all other remedies available to County hereunder or at law or in equity. In the event of any such termination, Lessee shall immediately quit and surrender the Premises to County and shall cease operations at the Airport. Any such termination shall be without prejudice to any remedy for arrears of payments due hereunder or breach of covenant, or damages for the balance of the rent payable hereunder through the full term of this Agreement, or any other damages or remedies whatsoever, including without limitation, all direct, indirect, consequential, and all other damages whatsoever.

(c)	Habitual Default. Notwithstanding the foregoing, in the event that the Lessee has frequently, regularly or repetitively defaulted in the performance of or breached any of the terms, covenants and conditions required herein to be kept and performed by the

Lessee, and regardless of whether the Lessee has cured each individual condition of breach or default, the Lessee may be determined by the Aviation Department to be an “habitual violator.” At the time that such determination is made, the Aviation Department shall issue to the Lessee a written notice advising of such determination and citing the circumstances therefor. Such notice shall also advise Lessee that there shall be no further notice or grace periods to correct any subsequent breaches or defaults and that any subsequent breaches or defaults of whatever nature, taken with all previous breaches and defaults, shall be considered cumulative and collectively, shall constitute a condition of noncurable default and grounds for immediate termination of this Agreement. In the event of any such subsequent breach or default, the County may terminate this Agreement upon the giving of written notice of termination to the Lessee, such termination to be effective upon delivery of the notice to the Lessee.
(d)	No acceptance by the County of rental, fees, charges or other payments in whole or in part for any period or periods after a default of any of the terms, covenants and conditions hereof to be performed, kept or observed by the Lessee shall be deemed a waiver of any right on the part of the County to terminate this Lease, or to exercise any other available remedies.

(e)	Failure by County to enforce any provision of this Agreement shall not be deemed a waiver of such provision or modification of this Agreement. A waiver of any breach of a provision of this Agreement shall not be deemed a waiver of any subsequent breach and shall not be construed to be a modification of the terms of this Agreement. County and Lessee agree that each requirement, duty, and obligation set forth herein is substantial and important to the formation of this Agreement and, therefore, is a material term hereof.

(f)	The rights of termination described above shall be in addition to any other rights provided in this Agreement and in addition to any rights and remedies that the parties would have at law or in equity consequent upon any breach of this Agreement and the exercise of any right of termination shall be without prejudice to any other such rights and remedies.
SECTION 20. REMEDIES TO BE NON-EXCLUSIVE
No remedy herein conferred upon or reserved to the County or Lessee is intended to be exclusive of any other remedy herein provided or otherwise available, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.
SECTION 21. SURRENDER,
The Lessee covenants and agrees to yield and deliver peaceably and promptly to the County, possession of the Premises, on the date of cessation of the letting, whether such cessation be by termination, expiration or otherwise. The Lessee shall surrender the Premises in the condition required under Section 11, Maintenance and Repair. All maintenance and repairs shall be completed prior to surrender. The Lessee shall deliver to the County all keys to the Premises upon surrender. The Lessee shall at its expense take all actions required by federal, state, and

County laws, rules, and regulations to remove from the Premises any hazardous substances or other Materials, whether stored in drums, or found in vats, containers, distribution pipe lines, or the like or discharged into the ground. All such substances shall be removed by the Lessee in a manner that complies with all applicable federal, state and County laws, rules and regulations and the provisions of Section 33 shall be applicable.
SECTION 22. ACCEPTANCE OF SURRENDER OF LEASE
No agreement of surrender or to accept a surrender of this Lease shall be valid unless and until the same shall have been reduced to writing and signed by the duly authorized representatives of the County and of the Lessee. Except as expressly provided in this Agreement, neither the doing of nor any omission to do any act or thing by any of the officers, agents or employees of the County shall be deemed an acceptance of a surrender of letting under this Lease.
SECTION 23. REMOVAL OF PROPERTY
The Lessee shall have the right at any time during the Letting to remove its inventories, trade fixtures and other personal property from the Premises. Lessee shall immediately repair any damage to the Premises caused by its removal of any personal property or trade fixtures. If the Lessee shall fail to remove its inventories, trade fixtures, and personal property by the termination or expiration of this Agreement, then, Lessee shall be considered to be holding over and subject to charges under Section 35(b), hereof, and after fourteen (14) calendar days following said termination or expiration, at the County’s option: (i) title to same shall vest in the County, at no cost to the County; or (ii) County may remove such property to a public warehouse for deposit; or (iii) County may retain the same in its own possession and sell the same at public auction, the proceeds of which shall be applied first to the expenses of removal, storage and sale, second, to any sums owed by the Lessee to the County, with any balance remaining to be paid to the Lessee; or (iv) County may dispose of such property in any manner permitted by law. If the expenses of such removal, storage and sale shall exceed the proceeds of sale, the Lessee shall pay such excess to the County upon demand. The provisions of this Section 23 shall survive the expiration or termination of this Agreement.
SECTION 24. LIMITATION OF PRIVILEGES GRANTED
No greater privileges with respect to the use of the Airport or any part thereon are granted or intended to be granted to the Lessee by this Agreement or by any provision hereof, other than the privileges expressly and specifically granted hereby.
SECTION 25. NOTICES
(a)	Whenever either party desires to give notice to the other, such notice must be in writing, sent by certified United States Mail, postage prepaid, return receipt requested, or by overnight courier with receipt acknowledgment, hand-delivery with a request for a written receipt of acknowledgment of delivery, addressed to the party for whom it is intended at the place last specified. The place for giving notice shall remain the same as set forth herein until changed in writing in the manner provided in this section. For the present, the parties designate the following:

     FOR BROWARD COUNTY:
County Administrator
Governmental Center
115 South Andrews Avenue
Fort Lauderdale, Florida 33301
              with a copy to:
Director of Aviation
320 Terminal Drive
Fort Lauderdale, Florida 33315
     FOR LESSEE:
Gulfstream International Airlines, Inc.
1815 Griffin Road, Suite 400
Dania Beach, FL 33004
Attn: President
(b)	All notices, approvals and consents required hereunder must be in writing to be effective.

(c)	Any notices which shall be sent to Lessee shall also be sent to any approved leasehold mortgagee at the address set forth in the approved leasehold mortgage on file with the Aviation Department, which address may changed in the manner provided above.
SECTION 26. CONSTRUCTION AND APPLICATION OF TERMS
(a)	The section and paragraph headings in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope or intent of any provision hereof.

(b)	Jurisdiction/Waiver of Jury Trial. Lessee hereby irrevocably submits to the jurisdiction of Florida’s state or federal courts in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in Broward County, Florida, the venue situs. The parties agree that this Agreement shall be construed and interpreted according to the laws of the State of Florida. To encourage prompt and equitable resolution of any litigation that may arise hereunder, the parties hereby waive any rights either may have to a trial by jury of any such litigation.

(c)	Severance. In the event this Agreement or a portion of this Agreement is found by a court of competent jurisdiction to be invalid, the remaining provisions shall continue to be effective unless County or Lessee elects to terminate this Agreement. The election to terminate this Agreement based upon this provision shall be made within seven (7) calendar days after the finding by the court becomes final.

(d)	Independent Contractor/Relationship of Parties. The relationship of County and Lessee hereunder is the relationship of lessor and lessee. Services provided by Lessee shall be subject to the supervision of Lessee and such services shall not be provided by Lessee, or its agents as officers, employees, or agents of the County. The parties expressly acknowledge that it is not their intent to create any rights or obligations in any third person or entity under this Agreement. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent, partners, joint venturers, or any other similar relationship between the parties hereto.

(e)	Third Party Beneficiaries. Neither Lessee nor County intends to directly or substantially benefit a third party by this Agreement. Therefore, the parties agree that there are no third party beneficiaries to this Agreement and that no third party shall be entitled to assert a claim against either of them based upon this Agreement.

(f)	Priority of Provisions. If there is a conflict or inconsistency between any term, statement, requirement, or provision of any exhibit attached hereto, any document or events referred to herein, or any document incorporated into this Agreement by reference and a term, statement, requirement, or provision of this Agreement, the term, statement, requirement, or provision contained in Sections 1 through 37 of this Agreement shall prevail and be given effect.

(g)	This Agreement shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than any other. The parties hereto acknowledge that they have thoroughly read this Agreement, including all exhibits and attachments hereto, and have sought and received whatever competent advice and counsel was necessary for them to form a full and complete understanding of all rights and obligations herein.

(h)	Incorporation by Reference. The truth and accuracy of each “Whereas” clause set forth above is acknowledged by the parties. The attached Exhibits A, A-1, B, C, D, E and F are incorporated into and made a part of this Agreement.

(i)	Incorporation of Required Provisions. The parties incorporate herein by this reference all provisions lawfully required to be contained herein by any governmental body or agency.

(j)	Amendments. No modification, amendment, or alteration in the terms or conditions contained herein shall be effective unless contained in a written document prepared with the same or similar formality as this Agreement and executed by the parties hereto.

(k)	Prior Agreements. This document incorporates and includes all prior negotiations, correspondence, conversations, agreements, and understandings applicable to the matters contained herein and the parties agree that there are no commitments, agreements or understandings concerning the subject matter of this Agreement that are not contained in this document. Accordingly, the parties agree that no deviation from the terms hereof shall be predicated upon any prior representations or agreements, whether oral or written.

(l)	All personal pronouns used in this Agreement shall include the other gender, and the singular shall include the plural, and vice versa, unless the context otherwise requires. Terms such as “herein,” “hereof,” “hereunder,” and “hereinafter” refer to this Agreement as a whole and not to any particular sentence, paragraph, or section where they appear, unless the context otherwise requires. Whenever reference is made to a Section of this Agreement, such reference is to the Section as a whole, including all of the subsections and subparagraphs of such Section, unless the reference is made to a particular subsection or subparagraph of such Section.
SECTION 27. NON-LIABILITY OF INDIVIDUALS
No commissioner, director, officer, agent or employee of the County shall be charged personally or held contractually liable under any term or provision of this Agreement or of any supplement, modification or amendment to this Agreement or because of any breach thereof, or because of its or their execution or attempted execution.
SECTION 28. UTILITIES
(a)	The Lessee shall pay for all electric, water, garbage and other utilities charges for the Premises. The metering devices installed by the Lessee for such utilities shall be installed at the cost of the Lessee and shall become the property of the County upon installation. Extension of utility mains or services to meet the needs of the Lessee on the Premises shall be at the expense of the Lessee, and shall become the property of the County upon installation.

(b)	No failure, delay or interruption in supplying any services for any reason whatsoever (whether or not a separate charge is made therefor) shall be or be construed to be an eviction of the Lessee or grounds for any diminution or abatement of rental or shall be grounds for any claim by the Lessee under this Lease for damages, consequential or otherwise.
SECTION 29. ABATEMENT
If, at any time, the Lessee shall become entitled to an abatement of rental by the provisions of this Agreement or otherwise, the abatement of rental shall be made on an equitable basis taking into consideration the amount and character of the space, the use of which is denied the Lessee as compared with the entire Premises, and the period of time for which such use is denied to Lessee.
SECTION 30. AIRPORT SECURITY PROGRAM AND REGULATIONS
Lessee agrees to observe all security requirements and other requirements of the Federal Aviation Regulations applicable to Lessee, including without limitation, all regulations of the United States Department of Transportation, the Federal Aviation Administration and the Transportation Security Administration, and the Lessee agrees to comply with the County’s Airport Security Program and the Air Operations area (AOA) Vehicle Access Program, and amendments thereto, and to comply with such other rules and regulations as may be reasonably prescribed by the County, and to take such steps as may be necessary or directed by the County to insure that sublessees, employees, invitees and guests observe these requirements. If required by the Aviation Department, Lessee shall conduct background checks of its employees in accordance with applicable Federal Regulations. If as a result of the acts or omissions of Lessee, its sublessees, employees, invitees or guests, the County incurs any fines and/or penalties imposed by any governmental agency, including without limitation, the United States Department of Transportation, the Federal Aviation Administration or the Transportation Security Administration, or any expense in enforcing any federal regulations, including without limitation, airport security regulations, or the rules or regulations of the County, and/or any expense in enforcing the County’s Airport Security Program, then Lessee agrees to pay and/or reimburse to County all such costs and expenses, including all costs of administrative proceedings, court costs, and attorneys’ fees and all costs incurred by County in enforcing this provision. Lessee further agrees to rectify any security deficiency or other deficiency as may be determined as such by the County or the United States Department of Transportation, Federal Aviation Administration, the Transportation Security Administration, or any other federal agency. In the event Lessee fails to remedy any such deficiency, the County may do so at the cost and expense of Lessee. The County reserves the right to take whatever action is necessary to rectify any security deficiency or other deficiency.
(a)	Access to Security Identification Display Areas and Identification Badges: The Lessee shall be responsible for requesting the Aviation Department to issue identification badges (“SIDA Badges”) to all employees who are authorized access to Security Identification Display Areas (“SIDA”) on the Airport, as designated in the Airport Security Program. In addition, Lessee shall be responsible for the immediate reporting of all lost or stolen SIDA Badges and the immediate return of the SIDA Badges of Lessee’s personnel transferred from the Airport, or terminated from the employ of the Lessee, or upon termination of this Agreement. Before a SIDA Badge is issued to an employee, Lessee shall comply with the requirements of applicable federal regulations with regard to employment history, verification and criminal history checks, and shall require that each employee complete the SIDA training program conducted by the Aviation Department. The Lessee shall pay or cause to be paid to the Aviation Department such charges as may be established from time to time for lost or stolen SIDA Badges and those not returned to the Aviation Department in accordance with this section. The Aviation Department shall have the right to require the Lessee to conduct background investigations and to furnish certain data on such employees before the issuance of SIDA Badges, which data may include the fingerprinting of employee applicants for such badges.

(b)	Access to Security Identification Displa[y] Areas and Identification Badges: The Lessee shall be responsible for requesting the Aviation Department to issue identification badges (“SIDA Badges”) to all employees who are authorized access to Security Identification Display Areas (“SIDA”) on the Airport, as designated in the Airport Security Program. In addition, Lessee shall be responsible for the immediate reporting of all lost or stolen SIDA Badges and the immediate return of the SIDA Badges of Lessee’s personnel transferred from the Airport, or terminated from the employ of the Lessee, or upon termination of this Agreement. Before a SIDA Badge is issued to an employee, Lessee shall comply with the requirements of 14 CFR Part 107 with regard to employment history, verification and criminal history checks, and shall require that each employee complete the SIDA training program conducted by the Aviation Department The Lessee shall pay or cause to be paid to the Aviation Department such charges as may be established from time to time for lost or stolen SIDA Badges and those not returned to the Aviation Department in accordance with this section. The Aviation Department shall have the right to require the Lessee to conduct background investigations and to furnish certain data on such employees before the issuance of SIDA Badges, which data may include the fingerprinting of employee applicants for such badges.
(c)	Operation of Vehicles on the AOA: If the Premises has access to the AOA, then before the Lessee shall permit any employee to operate a motor vehicle of any kind or type on the AOA (and unless escorted by an Aviation Department approved escort), the Lessee shall ensure that all such vehicle operators possess current, valid, and appropriate Florida driver’s licenses. In addition, any motor vehicles and equipment of Lessee operating on the AOA must have an appropriate vehicle identification permit issued by the Aviation Department, which identification must be displayed as required by the Aviation Department.

(d)	Consent to Search/Inspection: The Lessee agrees that its vehicles, cargo, goods and other personal property are subject to being inspected and searched when attempting to enter or leave and while on the AOA. The Lessee further agrees on behalf of itself and its sublessees, that it shall not authorize any employee or other person to enter the AOA unless and until such employee or other person has executed a written consent-to-search/inspection form acceptable to the Aviation Department. Lessee acknowledges and understands that the foregoing requirements are for the protection of users of the Airport and are intended to reduce incidents of cargo tampering, aircraft sabotage, thefts and other unlawful activities at the Airport. For this reason, Lessee agrees that persons not executing such consent-to-search/inspection form shall not be employed by the Lessee at the Airport in any position requiring access to the AOA or allowed entry to the AOA by the Lessee or any sublessees.

(e)	The provisions hereof shall survive the expiration or any other termination of this Lease.
SECTION 31. CONDEMNATION
In the event the Premises or any part thereof shall be condemned and taken by authority of eminent domain, with or without litigation, or transferred in lieu of or under threat of such action (collectively, a “Condemnation”), any award shall be paid to the County, it being understood that title to all real property and all improvements thereon remains fully vested in the County, free and clear of any liens and encumbrances and there shall be no apportionment. The Lessee shall not be entitled to any award for the value of the unexpired portion of the term of this Agreement, or any business damages, or any other damages whatsoever. In the event a Condemnation results in a partial taking of the Premises, rental for that portion of the Premises condemned shall be abated from the date the Lessee is dispossessed therefrom. If the remainder of the Premises does not in Lessee’s reasonable judgment, constitute an economically viable property sufficient for the Lessee’s operations as conducted prior to such taking, this Agreement may be terminated by the Lessee upon written notice to the County, in which event this Lease shall be terminated on the date the Premises are completely vacated by the Lessee.

SECTION 32. NONDISCRIMINATION
(a)	The Lessee agrees to abide by and comply with the nondiscrimination requirements set forth on Exhibit B, attached hereto and made a part hereof, to the extent same are applicable by law, rule or regulation, or federal grant requirements.

(b)	Lessee shall not unlawfully discriminate against any person in its operations and activities or in its use or expenditure of funds in fulfilling its obligations under this Agreement. Lessee shall affirmatively comply with all applicable provisions of the Americans with Disabilities Act (ADA) in the course of providing any services funded by County, including Titles I and II of the ADA (regarding nondiscrimination on the basis of disability), and all applicable regulations, guidelines, and standards. In addition, Lessee shall take affirmative steps to ensure nondiscrimination in employment against disabled persons.

(c)	Lessee’s decisions regarding the delivery of services under this Agreement shall be made without regard to or consideration of race, age, religion, color, gender, sexual orientation (Broward County Code, Chapter 16 1/2), national origin, marital status, physical or mental disability, political affiliation, or any other factor which cannot be lawfully used as a basis for service delivery.

(d)	Lessee shall not engage in or commit any discriminatory practice in violation of the Broward County Human Rights Act (Broward County Code, Chapter 16 1/2) in performing any services pursuant to this Agreement.
SECTION 33. ENVIRONMENTAL COMPLIANCE; ENVIRONMENTAL CONTAINMENT AND REMOVAL
(a)	Lessee acknowledges and agrees that the County makes no representations or warranties whatsoever as to whether any pollutant, or hydrocarbon contamination, hazardous materials, or other contaminants or regulated materials (collectively, “Materials”) exist on or in the Premises or the improvements in violation of any federal, state, County or local law, rule or regulation or in violation of any order or directive of any federal, state or local court or entity with jurisdiction of such matter. It shall be the responsibility of the Lessee to make sufficient inspection of the Premises and the improvements to satisfy itself as to the presence or absence of any such Materials.

(b)	The parties acknowledge that the Lessee will be obtaining an “Environmental Baseline Assessment” (as hereinafter described) of the Parcel.
(1)	The “Environmental Baseline Assessment” is a document based on environmental site assessment(s), examinations, inspections, tests, inquiries and surveys necessary to identify contamination and the presence of hazardous substances or other Materials in, on, or under the surface of the Parcel.

(2)	Lessee has obtained an Environmental Baseline Assessment which is described in Exhibit C, attached hereto and made a part hereof. The sole purpose of the Environmental Baseline Assessment is to establish a factual context for proceedings pursuant to this Agreement. The Environmental Baseline Assessment shall not be deemed to in any way release any party from any liability under any federal, state, County, or local laws, rules or regulations or in any way to limit the regulatory powers of the County or any of its agencies.
(c)	Lessee shall provide the Aviation Department, if requested at any time, with a list of all hazardous, bio-hazardous, or other Materials stored, used, generated or disposed of on the Premises. Lessee shall complete the form attached hereto as Exhibit D with respect to matters pertaining to the Premises and shall deliver same to the County contemporaneously with its execution of this Agreement. Lessee represents that the matters disclosed on such form will be accurate and complete as of the date of execution of this Agreement. At the request of the Aviation Department (not more than once a year) the Lessee shall provide an accurate and complete update with respect to the Premises as to the matters set forth on Exhibit D.

(d)	Lessee agrees to comply with all existing and future federal, state, local and County environmental laws, ordinances and regulations, and the requirements of any Development Order covering the Airport, issued to the County pursuant to Chapter 380, Florida Statutes, including without limitation those addressing the following:
(1)	Proper use, storage, treatment and disposal of Materials, including contracting with a licensed hazardous waste transporter and/or treatment and disposal facility to assure proper transport and disposal of hazardous waste and other regulated Materials;

(2)	Proper use, disposal and treatment of storm water runoff, including the construction and installation of adequate pre-treatment devices or mechanisms on the Premises, if applicable;

(3)	Adequate inspection, licensing, insurance, and registration of existing and future storage tanks, storage systems, and ancillary facilities to meet all County, local, state and federal standards, including the installation and operation of adequate monitoring devices and leak detection systems; and

(4)	Adequate facilities on the Premises for management and, as necessary, pretreatment of industrial waste, industrial wastewater, and regulated materials and the proper disposal thereof.

(5)	Compliance with reporting requirements of Title III of the Superfund Amendment and Chapter 27 of the Broward County Code, as applicable and as such laws may be amended from time to time.
(e)	The release of any Materials on the Premises, or as a result of Lessee’s operations at the Airport, that is in an amount that is in violation of any federal, state, County or local law, rule or regulation or in violation of an order or directive of any federal, state, or local court or governmental authority, by Lessee, or any of its sublessees or the officers, employees, contractors, subcontractors, invitees, or agents of Lessee or its sublessees, whether committed prior to or subsequent to the date of execution of this Agreement, shall be, at the Lessee’s expense, and upon demand of County or any of its agencies or any local, state, or federal regulatory agency, immediately contained or removed to meet the requirements of applicable environmental laws, rules and regulations. If Lessee does not take action immediately to have such Materials contained, removed and abated, the County or any of its agencies may upon reasonable notice to Lessee (which notice shall be written unless an emergency condition exists) undertake the removal of the Materials; however, any such action by the County or any of its agencies shall not relieve the Lessee of its obligations under this or any other provision of this Agreement or as imposed by law. No action taken by either the Lessee or the County to contain or remove Materials, or to abate a release, whether such action is taken voluntarily or not, shall be construed as an admission of liability as to the source of or the person who caused the pollution or its release. As use in this Agreement, “Lessee’s operations” and “Lessee’s actions” and words of similar import, shall include all actions and inaction by Lessee, by its sublessees, or by any of their officers, employees, contractors, subcontractors, invitees, or agents.
(f)	Lessee shall provide the Aviation Department with notice of releases of Materials occurring at the Premises or on account of Lessee’s operations at the Airport in accordance with the requirements of the Aviation Department’s policies and procedures manual. Lessee shall maintain a log of all such notices to the Aviation Department and shall also maintain all records required by federal, state, County, and local laws, rules and regulations and also such records as are reasonably necessary to adequately assess environmental compliance in accordance with applicable laws, rules and regulations.

(g)	As required by law, Lessee shall provide the federal, state, County and local regulatory agencies with notice of spills, releases, leaks or discharges (collectively, “release”) of Materials on the Premises or on the Airport property which exceeds an amount required to be reported to any local, County, state, or federal regulatory agency under applicable environmental laws, rules and regulations, which notice shall be in accordance with applicable environmental laws, rules and regulations. Lessee shall further provide the Aviation Department and the County Department of Planning and Environmental Protection (or successor agency) with written notice within one (1) business day following commencement of same, of the curative measures, remediation efforts and/or monitoring activities to be effected on the Premises. Lessee shall have an updated contingency plan in effect relating to such releases which provide minimum standards and procedures for storage of regulated Materials and other Materials, prevention and containment of spills and releases, and transfer and disposal of regulated Materials and other Materials. The contingency plan shall describe design features, response actions, and procedures to be followed in case of releases or other accidents involving hazardous Materials, bio-hazardous Materials or petroleum products or other Materials. The Lessee agrees to permit entry at all reasonable times, of inspectors of the County Department of Planning and Environmental Protection or (successor agency) and of other regulatory authorities with jurisdiction.

(h)	The Aviation Department, upon reasonable written notice to Lessee, shall have the right to inspect all documents relating to the environmental condition of the Premises, including without limitation, the release of any Materials at the Premises, or any curative, remediation, or monitoring efforts, and any documents required to be maintained under applicable environmental laws, rules and regulations or any development order issued to the County pertaining to the Airport, pursuant to Chapter 380, Florida Statutes, including, but not limited to, manifests evidencing proper transportation and disposal of Materials, environmental site assessments, and sampling and test results. Lessee agrees to allow inspection of the Premises by appropriate federal, state, County, and local agency personnel in accordance with applicable environmental laws, rules and regulations and as required by any development order issued to the County pertaining to the Airport, pursuant to Chapter 380, Florida Statutes.
(i)	If the County arranges for the removal of any Materials on the Premises that were caused by the Lessee, or any of its sublessees or the officers, employees, contractors, subcontractors, invitees, or agents of Lessee or its sublessees, all costs of such removal incurred by the County shall be paid by Lessee to the County within ten (10) calendar days of County’s written demand, with interest at the rate of eighteen percent (18%) per annum thereafter accruing.

(j)	Lessee shall not be liable for the release of any Materials caused by anyone other than Lessee, or any of its sublessees or the officers, employees, contractors, subcontractors, invitees, or agents of Lessee or any of its sublessees. Nothing herein shall relieve Lessee of its general duty to cooperate with the County in ascertaining the source and, containing, removing and abating any Materials. The Aviation Department shall cooperate with the Lessee with respect to Lessee’s obligations pursuant to these provisions, including making public records available to Lessee in accordance with Florida law; provided, however, nothing herein shall be deemed to relieve Lessee of its obligations hereunder or to create any affirmative duty of County to abrogate its sovereign right to exercise its police powers and governmental powers by approving or disapproving or taking any other action in accordance with County codes, ordinances, rules and regulations, federal laws and regulations, state and local laws and regulations, development orders and grant agreements. The Aviation Department and its employees, contractors, and agents, upon reasonable written notice to Lessee, and the federal, state, local and other County agencies, and their employees, contractors, and agents, at times in accordance with applicable laws, rules and regulations, shall have the right to enter the Premises for the purposes of the foregoing activities and conducting such environmental assessments (testing or sampling), inspections and audits as it deems appropriate.

(k)	The Lessee hereby agrees that upon any assignment of this Lease, and at anytime during the last year of the term of this Lease, and at anytime during the year following any termination of this Lease, the County shall have the right to require Lessee to conduct an Assessment and Facility Exit Inspection of the Premises, at the Lessee’s expense. If documentation warrants, the County shall have the right to require the Lessee to conduct a further assessment of the Premises at the Lessee’s expense which may include, but shall not be limited to, soil and water samples.

(l)	If any assessment or inspection indicates that further actions should be conducted, then the County shall have the right to have such further actions conducted at the Lessee’s expense. Nothing herein shall be construed to limit County’s right of entry onto the Premises pursuant to other provisions of this Section or of this Agreement, or pursuant to its regulatory powers. Lessee shall have the right to split any soil or water samples obtained by the County.
(m)	Lessee shall reimburse to the County the cost of such assessments and inspections as are chargeable to the Lessee pursuant hereto, within ten (10) calendar days following written demand therefor, with interest at the rate of eighteen percent (18%) per annum thereafter accruing.

(n)	In the event County shall arrange for the removal of Materials on the Premises that are not the responsibility of the Lessee to correct, and if any such clean-up activities by County shall prevent Lessee from using the Premises for the purposes intended, the rent shall be abated in accordance with Section 29, hereof, from the date that the use of the Premises for its intended purposes is precluded and until the Premises again become available for the Lessee’s use. County shall use reasonable efforts to not disrupt Lessee’s business, however, in no event shall Lessee be entitled to any amount on account of lost profits, lost rentals, or other damages as a result of County’s clean-up activities.

(o)	The provisions of this Section shall survive the expiration or other termination of this Agreement
SECTION 34. SECURITY DEPOSIT
(a)	The Lessee shall post a security deposit with the County equal to three (3) monthly installments of rental (“Security Deposit”). The Security Deposit shall serve as security for the payment of all monies due to County and shall also secure the performance of all obligations of Lessee to the County. The Security Deposit shall be either in the form of cash, an Irrevocable Letter of Credit (“Letter of Credit”), in form and substance satisfactory to the County, or a Payment and Performance Bond (“Bond”), in form and substance satisfactory to County. No interest shall be paid on said Security Deposit. In the event of any failure by Lessee to pay when due any rentals or charges or upon any other failure to perform its obligations or other default under this Agreement, then in addition to any other rights and remedies available to County at law or in equity, County shall be entitled to draw down the full amount of the Security Deposit and apply same to all amounts owed. Upon notice of any such draw, Lessee shall immediately replace the Security Deposit with a new Letter of Credit or Bond or cash in the full amount of the Security Deposit required hereunder. The Aviation Department, upon fourteen (14) calendar days notice to the Lessee, may require an increase in the amount of the Security Deposit to reflect any increases in the monies payable hereunder. In addition the Aviation Department, upon fourteen (14) calendar days notice to the Lessee, may require an increase in the amount of the Security Deposit equal to up to four (4) additional months rent installments because of increased obligations hereunder, or if upon a review of Lessee’s payment or performance history at the Airport, the Aviation Department determines an increase should be required. The Security Deposit shall be kept in full force and effect throughout the term of this Lease and for a period of six (6) months thereafter. Not less than one hundred twenty (120) calendar days prior to any expiration date of a Letter of Credit or Bond, Lessee shall submit evidence in form satisfactory to County that said security instrument has been renewed. A failure to renew a Letter of

Credit or Bond, or to increase the amount of the Security Deposit, if required pursuant hereto, shall (i) entitle the County to draw down the full amount of such Security Deposit, and (ii) be a default of this Agreement entitling County to all available remedies. The Security Deposit shall not be returned to the Lessee until all obligations under this Lease are performed and satisfied.
(b)	Each Letter of Credit provided hereunder or under any other Section or provision of this Lease shall be provided by a financial institution of recognized standing authorized to do business in the State of Florida. Throughout the term of the Letter of Credit, the financial institution that has issued the Letter of Credit must maintain a relationship with a financial institution having an office in Broward, Miami-Dade, or Palm Beach County, Florida at which the Letter of Credit may be presented for drawing down, and the financial institution that has issued the Letter of Credit must have been in business with a record of successful continuous operation for at least five (5) years. Each letter of credit shall be in form and substance satisfactory to the County.

(c)	Each bond provided hereunder or under any other Section or provision of this Lease shall be executed by a surety company of recognized standing authorized to do business in the State of Florida and having a resident agent in Broward County and having been in business with a record of successful continuous operation for at lease five (5) years. Each bond shall be in form and substance satisfactory to the County. Furthermore, such surety company must have at least an “A” minimum rating in the latest revision of Best’s Insurance Report.
SECTION 35. MISCELLANEOUS
(a)	Wages. Lessee shall pay wages that are not less than the minimum wages required by federal and state statues and County and local ordinances, to persons employed in operations conducted at the Premises. If any County-funded construction work in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) is required of, or undertaken by, Lessee as a result of this Agreement, Broward County Ordinance No. 83-72, as may be amended from time to time, shall be deemed to apply to the entire construction project; and further Lessee shall fully comply with the requirements of such ordinance and shall satisfy, comply with, and complete the requirements set forth in Exhibits E and F.

(b)	Holdover. It is agreed and understood that any holding over of Lessee after the termination of this Agreement shall not renew and extend same, but shall operate and be construed as a license from month to month. At the option of County, upon written notice to Lessee, Lessee shall be required to pay to the County during any holdover period, monthly license fees which shall be equal to double the amount of the monthly installment of rental that was due and payable for the month immediately preceding the termination date of this Agreement. In addition, Lessee shall be required to pay to County any other charges required to be paid under this Agreement during any such holdover period. Lessee shall be liable to the County for all loss or damage on account of any such holding over against the County’s will after the termination of this Agreement, whether such loss or damage may be contemplated at the execution of this Agreement or not. It is expressly agreed that acceptance of the foregoing payments by the County in the event that Lessee fails or refuses to surrender possession shall not operate or give Lessee any right to remain in possession nor shall it constitute a waiver by the County of its right to immediate possession of the premises.
(c)	Agent for Service of Process. It is expressly understood and agreed that if the Lessee is not a resident of the State of Florida, or is an association or partnership without a member or partner resident of said State, or is a foreign corporation, then in any such event the Lessee does designate the Secretary of State, State of Florida, its agent for the purpose of service of process in any court action between it and the County arising out of or based upon this Agreement, and the service shall be made as provided by the laws of the State of Florida for service upon a non-resident, who has designated the Secretary of State as agent for service. It is further expressly agreed, covenanted, and stipulated that, if for any reason, service of such process is not possible, and as an alternative method of service of process, Lessee may be personally served with such process out of this State by certified mailing to the Lessee at the address set forth herein. Any such service out of this State shall constitute valid service upon the Lessee as of the date of mailing. It is further expressly agreed that the Lessee is amenable to and hereby agrees to the process so served, submits to the jurisdiction, and waives any and all objections and protest thereto.

(d)	Waiver of Claims. The Lessee hereby waives any claim against Broward County and its officers, commissioners and employees for any consequential damages, including, without limitation, any loss of business or anticipated profits, caused by (a) any default of County hereunder, or (b) any suit or proceedings directly or indirectly attacking the validity of this Agreement or any part thereof, or (c) by any judgement or award in any suit or proceeding declaring this Agreement or any part thereof null, void or voidable, or delaying the same or any part thereof, from being carried out, or (d) any change in the operation or configuration of, or any change in procedures governing the use of, the Airport.

(e)	Successors and Assigns Bound. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto where permitted by this Agreement.

(f)	Right to Amend. In the event that the United States government, or its departments or agencies requires changes or additions to this Agreement, including without limitation, any nondiscrimination provisions, as a condition precedent to the granting of funds for the improvement of the Airport, or otherwise, the Lessee agrees to consent to such amendments, modifications, revisions, supplements, or deletions of any of the terms, conditions, or requirements of this Agreement as may be reasonably required (collectively, an “amendment”). Notwithstanding the foregoing, in the event any such amendment would unreasonably interfere with the business operations of Lessee, then Lessee may refuse to consent to such amendment, provided that Lessee must give immediate notice to the County of any such refusal to consent and such notice must state with specificity the reasons for any such refusal. The County shall have the right to immediately terminate this Agreement upon the failure of Lessee to consent to any such amendment.

(g)	Time of Essence. Time is expressed to be of the essence of this Agreement.

(h)	Written Approvals. All approvals and consents required to be obtained hereunder must be in writing to be effective.

(i)	No Assignment. Lessee covenants and agrees that it will not sell, convey, transfer, mortgage, pledge or assign this Agreement or any right created hereby or take any other action described by Section 18, hereof, without the prior written consent of the County.

(j)	Authority of Individuals. The individuals executing this Agreement on behalf of Lessee personally warrant that they have full authority to execute this Agreement on behalf of Lessee for whom they are acting herein.
SECTION 36. OTHER PROVISIONS
(a)	Federal Aviation Act, Section 308. Nothing herein contained shall be deemed to grant the Lessee any exclusive right or privilege within the meaning of Section 308 of the Federal Aviation Act, as codified in Title 49 U.S.C. Section 40103, et. seq., for the conduct of any activity on the Airport, except that, subject to the terms and provisions hereof, the Lessee shall have the right to possess the Premises under the provisions of this Agreement. It is expressly understood and agreed that the rights granted under this Agreement are non-exclusive and the County reserves the right to grant similar privileges to another lessee or other lessees on other parts of the Airport.

(b)	No Waiver. All rights and remedies of the parties hereunder or at law or in equity are cumulative, and the exercise of any right or remedy shall not be taken to exclude or waive the right to the exercise of any other. No waiver by either party of any failure to perform any of the terms, covenants, and conditions hereunder shall operate as a waiver of any other prior or subsequent failure to perform any of the terms, covenants, or conditions herein contained.

(c)	Specific Performance. The parties agree that in addition to all other remedies, the obligations contained herein shall be subject to the remedy of specific performance, injunctive relief, and writ of prohibition or mandamus to compel the other party to abide by the terms of this Agreement. The parties hereby waive any and all requirements that the other party post any security or collateral which may be otherwise required or stipulated as a condition for such party to obtain specific performance, injunctive relief, or writ of prohibition or mandamus or other equitable relief.

(d)	Survival. Upon termination or expiration of this Lease, the Lessee shall remain liable for all obligations and liabilities that have accrued prior to the date of termination or expiration. Notwithstanding any provision of this Lease to the contrary, NO obligation which accrued but has not been satisfied under any prior agreements between the parties, shall terminate or be considered canceled upon execution of this Lease. Rather, such obligation shall continue as if it had accrued under this Lease until the obligation is satisfied.

(e)	Public Entity Crimes Act. Lessee represents that the execution of this Agreement will not violate the Public Entity Crimes Act (Section 287.133, Florida Statutes), which essentially provides that a person or affiliate who is a contractor, consultant or other provider and who has been placed on the convicted vendor list following a conviction for a Public Entity Crime may not submit a bid on a contract to provide any goods or services to County, may not submit a bid on a contract with County for the construction or repair of a public building or public work, may not submit bids on leases of real property to County, may not be awarded or perform work as a contractor, supplier, subcontractor, or consultant under a contract with County, and may not transact any business with County in excess of the threshold amount provided in Section 287.017, Florida Statutes, for category two purchases for a period of 36 months from the date of being placed on the convicted vendor list. Violation of this section shall result in termination of this Agreement and recovery of all monies paid by County hereto, and may result in debarment from County’s competitive procurement activities. In addition to the foregoing, Lessee further represents that there has been no determination, based on an audit, that it committed an act defined by Section 287.133, Florida Statutes, as a “public entity crime” and that it has not been formally charged with committing an act defined as a “public entity crime” regardless of the amount of money involved or whether Lessee has been placed on the convicted vendor list.

(f)	Recordation of Memorandum of Lease. Lessee and any sublessees shall not record this Lease or any sublease of any of the Premises in the Public Records of Broward County, Florida, and a violation of this paragraph by Lessee shall automatically void those provisions and portions of this Lease which run to the benefit of Lessee.

(g)	No Set Off. The Lessee acknowledges that, through the date hereof, it has no claims against County with respect to any of the matters covered by this Lease, and it has no right of set off or counterclaims against any of the amounts payable by Lessee to County under this Lease.

(h)	Police/Regulatory Powers. County cannot, and hereby specifically does not, waive or relinquish any of its regulatory approval or enforcement rights and obligations as it may relate to regulations governing the Premises, any improvements thereon, or any operations at the Premises. Nothing in this Lease shall be deemed to create an affirmative duty of County to abrogate its sovereign right to exercise its police powers and governmental powers by approving or disapproving or taking any other action in accordance with its zoning and land use codes, administrative codes, ordinances, rules and regulations, federal laws and regulations, state laws and regulations, and grant agreements. In addition, nothing herein shall be considered zoning by contract.

(i)	Regulatory Approvals. The Lessee acknowledges that County is, or may be, subject to Development Orders issued pursuant to Chapter 380, Florida Statutes (collectively, “Development Orders”). The County will be seeking regulatory approvals (collectively “Regulatory Approvals”) consistent with its Master Plan and the implementation of such plans, which may include the following: (1) amendment of existing Development Orders’, (2) Preliminary Development Agreement(s) from the Department of Community Affairs, (3) land use and zoning amendments, (4) preparation of Environmental Impact

Statements, (5) such environmental permitting as may be required by federal, state, County or local regulations, and (6) any other Regulatory Approvals as may be required by any governmental authority having jurisdiction over the issuance of permits for the approval and implementation of the Master Plan.

Lessee agrees to cooperate with County in connection with County’s efforts to obtain the Regulatory Approvals. From and after the date of execution of this Agreement, Lessee covenants and agrees (i) to support the County’s efforts to obtain the Regulatory Approvals; and (ii) to execute any document(s) or instrument(s) reasonably requested by County in order to assist County in obtaining the Regulatory Approvals, provided that Lessee shall not be required to bear any expense in connection therewith and the Lessee shall not be deemed an agent of the County.
(j)	RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County public health unit.

(k)	With respect to construction or installation of any improvements at the Premises and regarding the requirements of the federal Visual Artists Rights Act of 1990, 17 U.S.C. Sections 106A and 113, as it may be amended from time to time (the “Act”), Lessee agrees that it shall not (1) hire any artist or permit any sublessee to hire any artist for the purpose of installing or incorporating any work of art into or at the Premises, or (2) permit the installation or incorporation of any work of art into or at the Premises, without the prior written approval of the County. Lessee shall provide such reasonable documentation as the County may request in connection with any such approval and the approval of the County may be conditioned upon the execution by the artist of a waiver of the provisions of the Act, in form and substance acceptable to the County.

(l)	Contingency Fee. Lessee warrants that it has not employed or retained any company or person, other than a bona fide employee working solely for Lessee, to solicit or secure this Agreement and that it has not paid or agreed to pay any person, company, corporation, individual or firm, other than a bona fide employee working solely for Lessee, any fee, commission, percentage, gift, or other consideration contingent upon or resulting from the award or making of this Agreement. For a breach or violation of this provision, County shall have the right to terminate this Agreement without liability at its discretion, or to deduct from the Agreement price or otherwise recover the full amount of such fee, commission, percentage, gift or consideration.

(m)	Right to Develop the Airport. County reserves the right to further develops or improves the Airport and all landing areas and taxiways as it may see fit, regardless of the desires or views of Lessee and without interference or hindrance. If the County deems it desirable that the Leased Premises, or any part thereof, are needed for other Airport purposes, then the County shall have the right to terminate this Agreement by giving Lessee one hundred twenty (120) calendar days advance written notice of such termination. The right of termination set forth herein is in addition to any other rights of termination set forth in this Agreement.
(n)	Damage to Airport Facilities. Lessee shall be responsible for any and all damage to the Airport caused by the negligence of Lessee, its agents, employees, contractors, subcontractors, or invitees including, but not limited to, damage to terminal areas, ramp and taxiway areas, engine run-up areas, runways, hangar facilities and any and all areas where any activities are performed by Lessee.

(o)	Required Passenger Facility Charge Provision. If the Lessee has any exclusive lease or use agreement with the County covering any existing facilities at the Airport or if this Agreement covers any exclusively leased premises, then, in addition to any other rights of termination contained in this Agreement, and pursuant to federal regulations regarding passenger facility charges, the County shall have the right to terminate this Agreement upon thirty (30) calendar days notice to Lessee, if any portion of such exclusive use facilities is not fully utilized by Lessee and is not made available to the County for use by potentially competing air carriers or foreign air carriers. The right of termination set forth herein is in addition to any other rights of termination set forth in this Agreement.

(p)	Multiple Originals. This Agreement may be fully executed in up to five (5) copies by all parties, each of which, bearing original signatures, shall have the force and effect of an original document.
SECTION 37. ENTIRE AGREEMENT
This Agreement consists of: Sections 1-37, together with Exhibits A through F, attached hereto, constitute the entire agreement of the parties on the subject matter hereof and may not be changed, modified, discharged or extended except by written instrument duly executed by the County and the Lessee. Lessee agrees that no representations or warranties shall be binding upon the County unless expressed in writing in this Agreement.
     IN WITNESS WHEREOF, the parties have made and executed this Lease Agreement on the respective dates under each signature: BROWARD County through its BOARD OF COUNTY COMMISSIONERS, signing by and through its Mayor or Vice Mayo authorized to execute same by Board action on the 27th day of April, 2004, and T. L. Cooper, signing by and through its CEO, duly authorized to execute same.

COUNTY

ATTEST:		BROWARD COUNTY, by and through its Board of County Commissioners

/s/

Broward County Administrator, as		By	/s/ Kristin Jacobs

Ex-officio Clerk of the Broward County			Mayor
Board of County Commissioners

18th day of May, 2004

Approved as to form by
Office of the County Attorney
for Broward County, Florida
EDWARD A. DION,
County Attorney
Governmental Center, Suite 423
115 South Andrews Avenue
Insurance requirements approved by Broward County Risk Management Division		Fort Lauderdale, Florida 33301 Telephone: (954) 357-7600 Telecopier: (954) 357-7641

By	/s/ Mary M. Meister	By	/s/Christine C. Lee
Christine C. Lee,
Assistant County Attorney

BUILDING LEASE BETWEEN BROWARD COUNTY AND
GULFSTREAM INTERNATIONAL AIRLINES, INC.
LESSEE

GULFSTREAM INTERNATIONAL AIRLINES, INC.

ATTEST:

/s/	By:	/s/ Thomas L. Cooper
Secretary		Thomas L. Cooper
	Title:	Chief Executive Officer

(CORPORATE SEAL)	16th day of March, 2004

WITNESS:

/s/ Elizabeth A. Lerner

/s/ Hermila Perez

EXHIBIT A
“Parcel A”
[DIAGRAM]